Exhibit 2.1

EXECUTION COPY

PURCHASE AND ASSUMPTION AGREEMENT

DATE:	September 12, 2008

PARTIES:

CenterBank, Milford, Ohio	(the “Buyer”)

Community Bank Strategic Equity Fund, LLC	(“CBSEF”)

Peoples Community Bank, West Chester, Ohio	(the “Seller”)

Peoples Community Bancorp, Inc., a Maryland corporation	(the “Seller Parent”)

RECITALS:

Buyer is willing to purchase certain of the assets of Seller located at Seller’s offices listed on Schedule 1 attached hereto (the “Branches”), and is willing to assume and discharge the deposit liabilities and certain other obligations and liabilities of Seller together with certain obligations of Seller Parent, on the terms and subject to the conditions of this Purchase and Assumption Agreement (the “Agreement”). Capitalized terms used herein have the respective meanings set forth on Annex I attached hereto.

Prior to closing the purchase and sale of the assets and the assumption of liabilities of Seller as further described below, (i) Buyer will convert from an Ohio-chartered bank to a federal savings association, (ii) Buyer, CBSEF and other investors will form and organize a holding company (“Buyer Parent”) that will own all of the equity interests of Buyer after the completion of a share exchange transaction pursuant to the terms of the Stock Exchange Agreement in form attached hereto as Exhibit K (together with (i) above shall be referred to herein as, the “Reorganization”); (iii) Buyer, CBSEF and Buyer Parent will obtain regulatory approval for the Reorganization, and (iv) Buyer will obtain regulatory approval for the transactions contemplated hereby.

AGREEMENTS:

In consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Purchase and Sale of Assets.  Subject to the terms and conditions hereof, including the assumption by Buyer of the Liabilities, on the Closing Date (defined below) Seller will sell, assign and transfer to Buyer and Buyer will buy, accept and receive from Seller, all of Seller’s right, title and interest in and to the following assets:

(a)                                  The real estate (whether owned in fee by the Seller or leased by Seller) and buildings described in Schedule 1 (the “Premises”);

(b)                                 The furniture, fixtures and equipment described in Schedule 2 (the “Personal Property”);

(c)                                  All teller cash and coin on hand and amounts due from depository institutions and similar cash items on hand at the Branches (the “Teller Cash”);

(d)                                 All (i) Branch utility, water and sewage charges and related expenses, real property taxes, special assessments (to the extent such special assessments are due and payable at the Closing Date), ad valorem taxes, IRA custodian or trustee fees, deposit insurance premiums (if any), prepaid service contracts to the extent they inure to the benefit of or are otherwise assigned to Buyer after the Closing and are listed/described on Schedule 3, and (ii) other prepaid or subsequently paid expenses that Seller incurs between the date hereof and the Closing and inure to the benefit of Buyer after the Closing, which the parties agree to add to Schedule 3 ((i) and (ii) shall be collectively referred to as “Prepaid Expenses”).  All of the Prepaid Expenses shall be pro rated such that Buyer will deliver to Seller at Closing as part of the Purchase Price the amount, on a dollar-for-dollar basis, of the Prepaid Expenses that Buyer will receive the benefit of as of and after the Closing (“Prepaid Expense Payment”).  The Prepaid Expense Payment by Buyer to Seller due at Closing shall be included in the Draft Closing Statement to the extent determinable as of the date such statement is to be delivered pursuant to Section 3, and to the extent not then determinable by such time, then such amounts shall be reflected on the Final Closing Statement;

(e)                                  The consumer loans, including, without limitation, all of the interest receivable and fees receivable on such loans, and all servicing rights on such loans, described in Schedule 4(a)(i) (the “Consumer Loans”), the consumer loans included on Schedule 4(a)(ii) pursuant to Section 16(e) hereof, including, without limitation, all of the interest receivable and fees receivable on such loans and all servicing rights on such loans (the “Additional Consumer Loans”), and the commercial loans, including, without limitation, all of the interest receivable and fees receivable on such loans and all servicing rights on all loans, described in Schedule 4(b) (the “Commercial Loans,” together with the Consumer Loans and Additional Consumer Loans (if any), collectively, the “Loans”), except that the Loans shall not include (i) those loans listed on Schedule 4(c); (ii) any loans greater than sixty (60) consecutive days past due as of the Closing Date or that become Classified between March 31, 2008 and the Closing Date; and (iii) any Unresolved Consumer Loans pursuant to Section 16(e) (collectively, the “Excepted Loans”);

(f)                                    The investment securities of Seller as set forth in Schedule 6 and other investment securities purchased by Seller in the ordinary course of business and consistent with past practice between the date hereof and the Closing Date subject to the limitation set forth in Section 13(i) of this Agreement (the “Securities”);

(g)                                 The Intellectual Property described in Schedule 7 (the “Transferred IP”);

(h)                                 All non-ledger assets;

(i)                                     All miscellaneous assets described in Schedule 8;

(j)                                     The non-real property leases, licenses and other contracts identified on Schedule 12, if such leases and other contracts are assignable in accordance with their terms;

(k)                                  All right, title and interest of Seller in and to the safe deposit business (subject to the allocation of safe deposit rental payments as provided in Section 3(d) below) of Seller, including, without limitation the agreements related thereto, as of the close of business on the Closing Date;

(l)                                     All original notes, instruments, guaranties and pledges associated with the Loans and all other original (or duplicates to the extent not available) records and documents related to the Assets transferred or Liabilities (defined below) assumed by Buyer which are maintained by Seller and available for delivery to Buyer in whatever form presently maintained by Seller;

(the foregoing assets will be referred to collectively as the “Assets”).  Seller will not sell, assign, transfer or encumber and Buyer will not purchase any assets of Seller other than the Assets, including without limitation, any of Seller’s goodwill and other intangible assets (other than the intellectual property rights described in Section 1(g) above).

No later than two Business Days prior to the Closing Date, Seller may agree to sell, convey, assign, transfer and deliver to Buyer, and Buyer may agree to purchase and accept from Seller, such additional assets of Seller as the parties may mutually agree, on such terms and conditions (including, without limitation, the valuation thereof and appropriate representations and warranties with respect thereto) as may be mutually agreed upon by the parties. Such additional consideration will be added to the Purchase Price.

2.                                      Assumption of Liabilities.  Subject to satisfaction of the terms and conditions hereof, including the transfer of the Assets to Buyer, as of the Closing, Buyer and Buyer Parent (as it relates to (f) below) will pay, perform, and assume the following liabilities of Seller and Seller Parent (as it relates to (f) below) and will perform all of the following duties, responsibilities and obligations of Seller and Seller Parent (as it relates to (f) below):

(a)                                  All of the Seller’s obligations relating to Deposit Liabilities;

(b)                                 To the extent the Federal Home Loan Bank consents to such assumption, all of Seller’s obligations under those certain loans made from the Federal Home Loan Bank described on Schedule 10, including all Accrued Interest as of the Closing Date (the “FHLB Advances”), it being understood and agreed that Seller and Buyer will each employ commercially reasonable efforts to obtain consent of the Federal Home Loan Bank to such assumption;

(c)                                  All of the accounts payable related to the Assets, which accounts payable are described in Schedule 11 (the “Accounts Payable on Account of Assets”);

(d)                                 All of Seller’s obligations relating to the leases, licenses and other contracts identified on Schedules 1 and 12, if such leases or other contracts are assignable in accordance with their terms;

(e)                                  The safe deposit business of Seller, including, but not limited to, the obligations under the agreements related thereto and the maintenance of all necessary facilities for the use of safe deposit boxes by the renters thereof; and

(f)                                    Any and all liabilities and obligations relating to, or arising out of the obligations of Seller Parent under each of the trust preferred issuances described on Schedule 14, including any and all accrued and/or deferred interest (the “Trust Preferred Obligations”), pursuant to a supplemental indenture in form mutually acceptable to the Buyer Parent, Seller Parent and the trustee thereof (the “Supplemental Indenture”) and the guaranty agreement and such other documents as may be required pursuant to the documents governing such Trust Preferred Obligations; provided, however, that Buyer Parent shall only be obligated to assume the Trust Preferred Obligations if and to the extent that (i) all applicable regulatory approval in respect of the assumption of the Trust Preferred Obligations by Buyer Parent is granted and confirmation is received that the Trust Preferred Obligations will receive that same capital treatment if assumed by Buyer Parent as the Trust Preferred Obligations received prior to such assumption, and (ii) Seller Parent possesses the requisite capital and committed financial capability to fully perform all obligations contemplated hereunder;

(the foregoing liabilities will be referred to collectively as the “Liabilities”).  Buyer will not assume and will not discharge nor be liable for debts, liabilities or obligations of Seller except those Liabilities expressly assumed by Buyer pursuant to the transactions contemplated by this Agreement. After the Closing, all Liabilities shall be the sole obligation of Buyer and Buyer Parent.

3.                                      Calculation and Allocation of Purchase Price.

(a)                                  Purchase Price.  The purchase price of the Assets and the Deposit Liabilities (the “Purchase Price”), which shall be offset against the amount owed to Buyer by Seller for the assumption of the Liabilities as provided in Section 4, will be an amount equal to the sum of the following:

(1)                          The aggregate amount of the Net Book Value of the Premises on the Closing Date (as determined in accordance with GAAP);

(2)                          The aggregate amount of the Net Book Value of the Personal Property as of the Closing Date (as determined in accordance with GAAP);

(3)                          The aggregate amount of the Teller Cash on the Closing Date;

(4)                          The aggregate amount of the Prepaid Expense Payment as of the Closing Date;

(5)                          The aggregate Net Book Value of the Securities on the Closing Date;

(6)                          The aggregate principal amount of the Loans, plus accrued and unpaid interest thereon on the Closing Date;

(7)                          The aggregate amount of the Net Book Value of the miscellaneous assets described in Schedule 8 on the Closing Date;

(8)                          The sum of (i) 5.5% of the daily average of all checking and savings Deposit Liabilities (excluding (a) Premium Ineligible Deposits, and (b) certificates of deposit, which are covered in subsection (ii)) during the 30-day period ending ten (10) business days preceding the Closing Date, plus (ii) 5.5% of the lesser of the aggregate amount of the Deposit Liabilities that are certificates of deposit (excluding Premium Ineligible Deposits and certificates of deposit that are subject to a repurchase agreement or otherwise secured by collateral) as of June 30, 2008 or as of the Closing Date (the “Premium”); plus

(9)                          Payment of any amounts required for any additional Assets not reflected on the Draft Closing Statement.

(b)                                 Calculations.

(1)                          Solely for purposes of facilitating the calculation of the cash due Buyer on the Closing Date, Seller shall provide to Buyer and Buyer Parent, five (5) business days before the Closing Date, a preliminary calculation in the form attached hereto as Exhibit A, based on the Assets and Liabilities on that date as reflected on the books of Seller and Seller Parent, and the cash due at the Closing shall be based upon such preliminary calculation (the “Draft Closing Statement”).

(2)                          On or before 12:00 noon on the 30th day following the Closing Date, Seller shall deliver to Buyer and Buyer Parent a statement setting forth (i) the Purchase Price (including all adjustments and prorations thereto) and each component thereof and (ii) the amount of Liabilities assumed by Buyer and Buyer Parent as of the close of business on the Closing Date (the “Final Closing Statement”).  Seller shall make available to Buyer and/or its representatives such work papers, schedules and other supporting data as may be requested by Buyer to enable Buyer to verify such determinations. Such statement shall also set forth the amount by which the aggregate balance of the Liabilities transferred to Buyer and Buyer Parent exceeded the Purchase Price (including all adjustments and prorations thereto) or the Purchase Price exceeded the aggregate balance of the Deposit Liabilities transferred to Buyer, as the case may be, in each case calculated as of the close of business on the Closing Date (the “Adjusted Payment Amount”).

(3)                          If, within 20 days following the date of receipt of the Final Closing Statement, Buyer does not dispute any items contained in the Final Closing Statement, then the Final Closing Statement shall be final and binding upon the parties. In the event that Buyer disputes any items contained in the Final Closing Statement, such disputes shall be resolved in the following manner:

(A)                              Buyer shall notify Seller in writing (the “Notice of Disagreement”) of such dispute within twenty (20) days after Buyer’s receipt of the Final Closing Statement, which notice shall specify in reasonable detail the nature of the dispute, indicating those specific items that are in dispute (the “Disputed Items”).  To the extent that Buyer provides a Notice of Disagreement within such 20-day period, all items that are not Disputed Items shall be final, binding and conclusive for all purposes hereunder.

(B)                                During the 30-day period following Seller’s receipt of a Notice of Disagreement, Seller and Buyer shall use commercially reasonable efforts to resolve any Disputed Items.  If, at the end of such 30-day period, the parties have reached written agreement with respect to all matters covered by a Notice of Disagreement, the Final Closing Statement shall be adjusted to reflect such written agreement and shall become final and binding upon the parties hereto.

(C)                                If, at the end of the 30-day period specified in subsection (b)(3)(B) above, Buyer and Seller shall have failed to reach a written agreement with respect to all or a portion of such Disputed Items (those Disputed Items that remain in dispute at the end of such period are the “Unresolved Changes”), then Buyer and Seller shall promptly refer only those Unresolved Changes to a mutually agreeable nationally recognized independent certified public accounting firm (the “Firm”) to make a determination as to the subject matter of the Unresolved Changes.  If Buyer and Seller fail to agree on a Firm within thirty (30) days after the end of the 30-day period specified in subsection (b)(3)(B) above, the Firm shall be selected by the American Arbitration Association.  The Firm shall issue its written decision as promptly as practicable and in any event within thirty (30) days following the submission of the Unresolved Changes to the Firm for resolution, and such decision shall be final, binding and conclusive on the parties (the “Firm Determination”).  In the event Unresolved Changes are submitted to the Firm for resolution as provided herein, the fees, charges and expenses of the Firm (the “Firm Expenses”) shall be paid by Buyer and Seller based on the percentages which (x) the difference between the Disputed Amount and the Firm Determination bears to (y) the Disputed Amount (with the smaller percentage being paid by the party whose calculation of the Unresolved Changes was nearer in amount to the Firm Determination).  For example, if Buyer’s calculation of the Unresolved Changes is $1,000 and Seller’s calculation of the Unresolved Changes is $2,000 (resulting in a Disputed Amount of $1,000) and the Firm Determination is $1,700, then 70% of the Firm Expenses shall be paid by Buyer and 30% of the of the Firm Expenses shall be paid by Seller.  As used in this subsection (C), “Disputed Amount” means the difference between Buyer’s and Seller’s respective calculations of the Unresolved Changes and “Firm Determination” means the amount with respect to the Unresolved Changes determined by the Firm in accordance with this subsection (C).

(4)                          Following the final determination of the Final Closing Statement, Seller shall pay to Buyer or Buyer shall pay to Seller, as the case may be, by wire transfer of immediately available funds to Payee’s Account, an amount equal to the difference between the Adjusted Payment Amount and the Estimated Payment Amount, plus interest calculated using the Federal Funds Rate on such amount from the Closing Date to, but excluding, the payment date. Any payment pursuant to Section 3.3(c) shall be treated, for all purposes, as an adjustment to the Purchase Price.

(c)                                  Allocation of the Purchase Price.

(1)                          Buyer shall prepare a proposed allocation of the Purchase Price (and all other capitalized costs) among the Assets in accordance with Section 1060 of the Code, which proposed allocation shall be delivered to Seller for review and comment within sixty days following the Closing Date (“Proposed Allocation Statement”).  Seller shall provide to Buyer in writing within ten (10) days of the receipt of such Proposed Allocation Statement any objections thereto.

(2)                          If, within ten (10) days following the receipt of the Proposed Allocation Statement, Seller does not dispute any items contained in the Proposed Allocation Statement, then the Proposed Allocation Statement shall be final and binding upon the parties (“Final Allocation Determination”).  In the event that Seller disputes any items contained in the Proposed Allocation Statement, such disputes shall be resolved in the following manner:

(A)                                Seller shall notify Buyer in writing (the “Notice of Allocation Disagreement”) of such dispute within ten (10) days following Seller’s receipt of the Proposed Allocation Statement, which notice shall specify in reasonable detail the nature of the dispute, indicating those specific items that are in dispute (the “Seller Disputed Items”).  To the extent that Seller provides a Notice of Allocation Disagreement within such 10-day period, all items that are not Seller Disputed Items shall be final, binding and conclusive for all purposes hereunder.

(B)                                  During the 15-day period following Buyer’s receipt of a Notice of Allocation Disagreement, Seller and Buyer shall use commercially reasonable efforts to resolve any Seller Disputed Items. If, at the end of such 15-day period, the parties have reached written agreement with respect to all matters covered by a Notice of Allocation Disagreement, the Proposed Allocation Statement shall be adjusted to reflect such written agreement and shall become final and binding upon the parties hereto.

(C)                                  If, at the end of the 15-day period specified in subsection (c)(2)(B) above, Buyer and Seller shall have failed to reach a written agreement with respect to all or a portion of such Seller Disputed Items (those Seller Disputed Items that remain in dispute at the end of such period are the “Unresolved Allocation Changes”), then Buyer and Seller shall promptly refer only those Unresolved Allocation Changes to a mutually agreeable Firm to make a determination as to the subject matter of the Unresolved Allocation Changes.  If Buyer and Seller fail to agree on a Firm within 15 days after the end of the 15-day period specified in subsection (c)(2)(B) above, the Firm shall be selected by the American Arbitration Association.  The Firm shall issue its written decision as promptly as practicable and in any event within 15 days following the submission of the Unresolved Allocation Changes to the Firm for resolution, and such decision shall be final, binding and conclusive on the parties and become the Final Allocation Determination.  In the event Unresolved Allocation Changes are submitted to the Firm for resolution as provided herein, the costs of engaging the Firm shall be paid by Buyer and Seller equally.

(3)                 Buyer and Seller and their Affiliates shall file all tax returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such Final Allocation Determination. Seller shall use commercially reasonably efforts to deliver to Buyer all such documents and other information as Buyer may reasonably request in order to prepare the Proposed Allocation Statement contemplated by Section 3(c)(1) above.  No party shall take any position (whether in audits, tax returns or otherwise) which is inconsistent with such Final Allocation Determination unless required to do so by applicable law or regulation.

4.                                      Payment of the Purchase Price and Assumption of Liabilities.  The Purchase Price will be paid as follows:

(a)                                  Assumption of Liabilities.  Buyer will assume all of the Liabilities for the Deposit Liabilities and Buyer and Buyer Parent will assume the other Liabilities as provided in Section 2 and no other liabilities.  Thus, by way of illustration and without limiting the generality of the foregoing, Buyer does NOT assume any liabilities for past agreements or acts of officers or directors of Seller or Seller Parent or liability of Seller under any prior agreement for the sale of loans.

(b)                                 Cash Payment at the Closing.  On the Closing Date, Seller and Seller Parent shall pay to Buyer and Buyer Parent or Buyer and Buyer Parent shall pay to Seller and Seller Parent, as the case may be, by wire transfer of immediately available funds to such account as the appropriate party shall advise no later than one (1) Business Day prior to the Closing Date, the amount by which (i) the aggregate balance of the Liabilities (exclusive of the Liabilities described in Sections 2(d) and 2(e)) as of the close of business on the fifth Business Day immediately preceding the Closing Date exceeds the Estimated Purchase Price or (ii) the amount by which the Estimated Purchase Price exceeds the aggregate balance of the Liabilities as of the close of business on the fifth Business Day immediately preceding the Closing Date, as the case may be.

5.             Repurchase Obligation; Escrow Account and Pledge of Commercial Loans.

(a)           If, at any time from and after the Closing until the second anniversary of the Closing Date, (i) a Consumer Loan set forth on Schedule 5(a)(i) or Schedule 5(a)(ii) becomes more than sixty (60) consecutive days delinquent or more than sixty (60) days past maturity, or pursuant to GAAP applied by Buyer in good faith is otherwise deemed impaired, or (ii) a Consumer Loan set forth on Schedule 5(a)(ii) becomes subject to a required downgrade of classification by the Buyer’s bank regulator, then Buyer shall have the right, for a period of forty-five (45) days following the date on which such loan became sixty (60) consecutive days delinquent, sixty (60) days past maturity or impaired or such loan became subject to a regulatory downgrade, but not the obligation, to require Seller Parent to repurchase such Consumer Loan at a repurchase price equal to the outstanding principal balance of such Consumer Loan at the time of repurchase plus accrued but unpaid interest thereon for a period of sixty (60) days and the actual reasonable collection costs incurred by Buyer, if any, in respect thereof (a “Repurchase Obligation”) by sending written notice to Seller attaching evidence of such delinquency, impairment or regulatory downgrade and an itemized invoice with supporting documents of the actual collection costs, if applicable; provided, that such loan continues to be at least sixty (60) consecutive days delinquent or past maturity on the date of such notice, continues to be impaired or continues to have the regulatory downgrade and provided further, that there has been no modification to the terms of the Consumer Loan or release or subordination of the collateral security therefore from and after the Closing.  Seller shall remit in immediately available funds the repurchase price of such Repurchase Obligation within ten (10) days after receiving written notice from Buyer of the Repurchase Obligation.  To the extent Seller fails to remit the repurchase price of such Repurchase Obligation within such ten (10) day period, a Repurchase Obligation shall be funded from proceeds of the Escrow Account in accordance with the terms of the Escrow Agreement.  Upon receiving the repurchase price for a Repurchase Obligation, all right, title and interest in and to the Consumer Loan subject to such Repurchase Obligation shall automatically revert to Seller Parent, pursuant to documentation identical to that pursuant to which Seller conveyed such Consumer Loan to Buyer, and Buyer shall deliver to Seller within two (2) Business Days the Loan File and all Loan Documents held by Buyer relating to such Consumer Loan and execute and deliver to Seller assignments of all collateral security for such Consumer Loan.

(b)           To secure the Repurchase Obligations, the parties agree to establish and maintain an escrow account (the “Escrow Account”) at Escrow Agent pursuant to the Escrow Agreement attached hereto as Exhibit B (the “Escrow Agreement”).  As of the Closing Date, the Escrow Account shall be funded by Seller with $2,000,000 in cash.  To further secure the Repurchase Obligations, Seller agrees to pledge the loans identified on Schedule 5(b) attached hereto (the “Pledged Loans”) pursuant to that certain Pledge Agreement attached hereto as Exhibit C.  Payments received on Pledged Loans shall be deposited into the Escrow Account until such time as the Escrow Account has a balance of $5,000,000, and thereafter the Pledge Agreement shall be terminated and all Pledged Loans released from the pledge.  The Escrow Account shall continue to be maintained until the second anniversary of the Closing Date, at which time the actual Repurchase Obligations and related loss experience on the Consumer Loans will be analyzed by Buyer and applied against the remaining estimated life of the pool of Consumer Loans to determine Buyer’s residual loss exposure all in accordance with the procedure set forth in the Escrow Agreement.  After such determination, amounts attributable to the residual loss exposure shall be paid out of the Escrow Account to Buyer, and any funds remaining in the Escrow Account thereafter shall be paid to Seller Parent or its assignee.  Seller shall not transfer, assign, encumber, amend, modify, extend or renew any of the Pledged Loans without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(c)           Buyer agrees to purchase a fifty percent (50%) participation interest in the Commercial Loans identified on Schedule 5(c) pursuant to the Participation Agreement attached hereto as Exhibit D (the “Participation Agreement”).  Such participation interest shall be senior in right of payment to Seller’s right to payment under each such Commercial Loan until Buyer’s participation interest is paid in full.  Seller shall not transfer, assign, encumber, amend, modify, extend or renew the Commercial Loans identified on Schedule 5(c) without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

6.             Closing and Closing Date.  The consummation of the transactions contemplated under this Agreement (the “Closing”) will take place on or before December 31, 2008, or at such time and place as may be mutually agreed on by Seller and Buyer, following the receipt by Buyer of all necessary regulatory approvals and expiration of applicable statutory waiting periods (the “Closing Date”).

7.             Obligations at Closing.

(a)           At Closing, Seller shall deliver to Buyer (and in the case of item (1) below, Seller Parent shall deliver to Buyer Parent) the following:

(1)         The cash payments (if any) required to be made by Seller and Seller Parent pursuant to Section 4(b);

(2)         Bills of sale, assignments, special warranty deeds (as to those fee owned portions of the Premises and assignments of leases as to the leased portion of the Premises) and such other instruments of transfer; and documents, satisfactory to Buyer’s counsel, as may be necessary or appropriate to transfer, convey and assign to Buyer to all of Seller’s right, title, and interest in and to all of the Assets and allow Buyer to accomplish all necessary filings with official recording offices;

(3)         All contracts, licenses, leases, or other written agreements relating to the Assets and Liabilities and all leases and agreements with respect to Seller’s safe deposit boxes;

(4)         All collateral security of any nature whatever held by Seller as security for any Loan; and powers of attorney or other instrument satisfactory to Buyer’s counsel authorizing Buyer and its representatives to file or record assignments of such collateral security and endorse in Seller’s name any checks, drafts, notes or other documents received in payment of the Loans;

(5)         Certified copies of resolutions of Seller’s directors and shareholders and the resolutions of the directors and shareholders of Seller Parent authorizing the execution and delivery of this Agreement and the transactions set forth in this Agreement;

(6)         Copies of all of the books and records relating to the Assets and the Liabilities;

(7)         From time to time at Buyer’s request (whether at or after Closing and without further consideration) such further instruments of conveyance and transfer as may reasonably be required to vest in Buyer all of Seller’s right, title, and interest in and to the Assets including, but not limited to, assignments of mortgages, contracts and financing statements; and Seller will take such other action as Buyer reasonably may request to convey and transfer more effectively to Buyer any of the Assets;

(8)         The Escrow Agreement in the form set forth on Exhibit B attached hereto duly executed by Seller and evidence of the funding of the Escrow Account in accordance with Section 5(b).

(9)         The Pledge Agreement in the form set forth on Exhibit C attached hereto duly executed by Seller;

(10)       The Participation Agreement in the form set forth on Exhibit D attached hereto duly executed by Seller;

(11)       Noncompetition Agreements in the form set forth on Exhibit E attached hereto duly executed by each of Jerry D. Williams and Thomas J. Noe;

(12)       If the Trust Preferred Obligations are assumed pursuant Section 2(f) hereof, the Supplemental Indenture in the form set forth on Exhibit F attached hereto (subject to any changes requested by the trustee with respect to the Trust Preferred Obligations) duly executed by Seller Parent and such other executed documents and agreements as may be required by the terms of the Trust Preferred Obligations or the trustee thereof;

(13)       The Servicing Agreement in the form set forth on Exhibit G attached hereto duly executed by Seller;

(14)       Such instruments of assumption of Liabilities as are required to effectively transfer the obligations for the Liabilities to the Buyer including, without limitation, an assignment and assumption agreement in substantially the form set forth on Exhibit H attached hereto with respect to the Liabilities, duly executed by Seller (the “Assignment and Assumption Agreement”);

(15)       The lease agreement in the form set forth on Exhibit I attached hereto, duly executed by Seller (the “Lease Agreement”);

(16)       A bring-down of the Schedules of Assets and Liabilities and Seller Disclosure Schedule, if necessary; and

(17)       Seller’s resignation as trustee or custodian, as applicable, with respect to each IRA, which is part of the Deposit Liabilities and designation of Buyer as successor trustee or custodian with respect thereto, as contemplated by Sections 2(a) and 17(j).

(b)           At the Closing, Buyer and Buyer Parent will deliver to Seller the following:

(1)         The cash payment (if any) required to be made by Buyer pursuant to Section 4(b);

(2)         The cash payment required to be made by Buyer pursuant to the Participation Agreement;

(3)         Certified copies of resolutions of Buyer’s and CBSEF’s directors and, if necessary, shareholders authorizing the execution and delivery of this Agreement and the transactions set forth in this Agreement;

(4)         Such instruments of assumption of Liabilities as are required to effectively transfer the obligations for the Liabilities to the Buyer including, without limitation, the Assignment and Assumption Agreement in substantially the form set forth on Exhibit H attached hereto with respect to the Liabilities, duly executed by Buyer;

(5)         The Escrow Agreement in the form set forth on Exhibit B attached hereto duly executed by Buyer;

(6)         The Pledge Agreement in the form set forth on Exhibit C attached hereto duly executed by Buyer;

(7)         The Participation Agreement in the form set forth on Exhibit D attached hereto duly executed by Buyer;

(8)         Noncompetition Agreements in the form set forth on Exhibit E attached hereto duly executed by Buyer;

(9)         If the Trust Preferred Obligations are assumed pursuant to Section 2(f) hereof, the Supplemental Indenture in the form set forth on Exhibit F attached hereto (subject to any changes requested by the trustee with respect to the Trust Preferred Obligations) duly executed by Buyer Parent, the guaranty of the Trust Preferred Obligations entered into by Buyer and Buyer Parent and such other executed documents and agreements as may be required by the terms of the Trust Preferred Obligations or the trustee thereof;

(10)       The Servicing Agreement in the form set forth on Exhibit G attached hereto duly executed by Buyer;

(11)       The Lease Agreement in the form set forth on Exhibit I attached hereto duly executed by Buyer;

(12)       Evidence of (i) the requisite regulatory approvals of the Reorganization and the transactions contemplated thereby and (ii) the satisfaction of all the required conditions of such regulatory approvals;

(13)       Buyer’s acceptance of its appointment as successor trustee or custodian, as applicable, of the IRAs which are part of the Deposit Liabilities and the assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Sections 2(a) and 17(j).

8.             Conditions Precedent to Seller’s Obligations.  The obligations of Seller under this Agreement are, at the option of Seller, subject to the following conditions precedent that at or before Closing or at or before such time as expressly set forth below:

(a)           There shall have been no breach by Buyer, Buyer Parent or CBSEF in the performance of any of its respective covenants herein and each of the representations and warranties of Buyer, Buyer Parent and CBSEF contained or referred to in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, at the Closing as though made at Closing (except to the extent such representations and warranties speak of an earlier date);

(b)           The directors and shareholders of Buyer, Buyer Parent and CBSEF shall have taken all corporate action necessary to approve the transactions contemplated in this Agreement and the Reorganization and certified copies of resolutions duly adopted by the directors of Buyer, Buyer Parent and CBSEF in form and substance satisfactory to counsel for Seller in connection with the foregoing shall have been furnished to Seller;

(c)           No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing or materially impacting the consummation of the transactions contemplated by this Agreement or the Reorganization shall be in effect;

(d)           No statute, rule, regulation, order, Injunction, or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement or the Reorganization or otherwise materially alters the terms hereof or thereof;

(e)           No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending that prevents or materially impacts the consummation of the transactions contemplated by this Agreement or the Reorganization;

(f)            This Agreement and the Reorganization, shall have been approved by all necessary state and federal regulatory agencies, all conditions to such approval shall have been satisfied or waived and all statutory waiting periods shall have expired;

(g)           There shall have been delivered to Seller a certificate confirming items (a) and (f) above, dated as of the Closing Date, and signed on behalf of the Buyer, Buyer Parent and CBSEF by its respective Chief Executive Officer and President;

(h)           If the Trust Preferred Obligations are assumed pursuant Section 2(f) hereof, Buyer Parent shall be sole guarantor of the Trust Preferred Obligation, Buyer shall have assumed the Trust Preferred Obligations and Seller and Seller Parent shall no longer be obligated in any way for the Trust Preferred Obligation after the Closing;

(i)            Buyer and Buyer Parent shall have delivered any other document or instrument reasonably requested by Seller or Seller Parent to complete the transactions contemplated by this Agreement; and

(j)            Within thirty (30) days of the date of this Agreement, Buyer and CBSEF will have delivered to Seller’s reasonable satisfaction evidence that they possess the requisite capital and committed financial capability to fully perform their obligations hereunder and to consummate the Reorganization; provided, this thirty (30) day period shall be extended for an additional period of fifteen (15) days, if Buyer is making reasonable progress toward complying with this condition precedent.  After satisfaction of this Section 8(j) as provided in the preceding sentence, Buyer, Buyer Parent, if and when formed, and CBSEF will have the requisite funding at all times from the date thereof through the Closing.

9.             Conditions Precedent to Buyer’s Obligations.  The obligations of Buyer under this Agreement are, at the option of Buyer, subject to the following conditions precedent that at or before Closing or at or before such time as expressly set forth below:

(a)           This Agreement and the transactions contemplated hereunder, including conversion of Buyer into a federal savings association and organization of Buyer Parent each as more fully described in Section 17(a), shall have been approved by all necessary state and federal regulatory agencies, all conditions to such approval shall have been satisfied or waived and all statutory waiting periods shall have expired;

(b)           There shall have been no breach by Seller in the performance of any of its covenants herein, and each of the representations and warranties of Seller contained or referred to in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, at the Closing as though made at the Closing (except to the extent such representations and warranties speak of an earlier date);

(c)           The directors and shareholders of Seller and the directors and shareholders of Seller Parent shall have taken all corporate action necessary to approve the transactions contemplated in this Agreement, including without limitation the actions described in Section 14 and certified copies of resolutions duly adopted by the directors and shareholders of Seller and the directors and shareholders of Seller Parent in form and substance satisfactory to counsel for Buyer in connection with the foregoing shall have been furnished to Buyer;

(d)           There shall have been, between the date of this Agreement and the Closing Date:

(1)         No material adverse change in the business or condition, financial or otherwise, of the Branches (including, but not limited to, a decrease of ten percent (10%) or more in the Deposit Liabilities (net of Premium Ineligible Deposits) from the date of this Agreement until the Closing Date); and

(2)         No adverse federal, state or local legislative or regulatory change affecting in any material respect the business of the Branches;

(e)           There shall have been delivered to Buyer a certificate confirming items (b) and (d) above, dated as of the Closing Date, and signed on behalf of the Seller by its President;

(f)            No Injunction preventing or materially impacting the consummation of the transactions contemplated by this Agreement shall be in effect;

(g)           No statute, rule, regulation, order, Injunction, or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement or otherwise materially alters the terms hereof;

(h)           No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending that prevents or materially impacts the consummation of the transactions contemplated by this Agreement;

(i)            Within forty-five (45) days after the date of this Agreement, Seller shall have delivered to Buyer a title insurance commitment or commitments showing marketable title to the Premises (the “Title Commitment”), which shall be at Seller’s expense.  The premiums for any such title insurance policy or policies, recording costs and other similar costs, fees and expenses, if any, relating to the sale and transfer of the Premises, shall be borne by Buyer.  The obligations of Buyer under this Agreement are contingent upon title having been found to be subject to no liens or encumbrances other than the Permitted Liens or been made acceptable as provided herein.  Seller shall also furnish to Buyer copies of any Phase I tests conducted in respect of the Premises, with the costs of any additional Phase I tests to be shared equally by Buyer and Seller.  Buyer shall have the option to conduct Phase II tests in respect of the Premises at Buyer’s expense.  Within thirty (30) days after receiving all of the Title Commitment(s) and any Phase I or Phase II test(s) conducted (whether by Seller or Buyer), Buyer shall make written objections (“Objections”) to the title reflected in the Title Commitment or to the results reflected in the Phase I or Phase II test(s).  Buyer’s failure to make objections within such time period shall constitute waiver of Objections.  Any matter of record as of the date of this Agreement and any matter shown on such Title Commitment and not objected to by Buyer shall be a Permitted Lien hereunder.  Any matter which can be satisfied by the payment of a fixed sum of money to a mortgage or lien holder shall automatically be deemed an Objection with or without written notice from Buyer.  Seller shall within twenty (20) days after receipt of the Objections use reasonable efforts to cure the Objections, during which period the Closing shall be postponed as necessary.  Seller shall satisfy all Objections which can be satisfied by the payment of money to a mortgage or lien holder or holders at or before Closing.  If Seller shall not have cured or commenced to cure to Buyer’s reasonable satisfaction, the Objections within such 20-day period, Buyer shall have the option of doing any of the following:

(1)         terminate this Agreement; or

(2)         waive the Objections (in which case the Objections shall be deemed a Permitted Lien) and proceed to Closing.

(j)            Within thirty (30) days after the date of this Agreement, Seller shall have provided to Buyer evidence satisfactory to Buyer that Seller will be able to pay any cash amount due to Buyer or Buyer Parent at Closing; provided, this thirty (30) day period shall be extended for an additional period of fifteen (15) days, if Seller is making reasonable progress toward complying with this condition precedent; and

(k)           Seller shall have delivered any other document or instrument reasonably requested by Buyer to complete the transactions contemplated by this Agreement.

10.          Representations and Warranties of Seller.  Seller represents and warrants to Buyer as follows, subject to the exceptions disclosed in writing in the Seller Disclosure Schedule and delivered as of the date hereof:

(a)           Seller is a federal savings association organized and existing in good standing under the laws of the United States, and is entitled to own its properties and to carry on its banking business as and in the places where such properties are now owned and operated and such business is now conducted; Seller is an insured thrift pursuant to the provisions of the Federal Deposit Insurance Act, as amended, and, other than as set forth in the Cease and Desist Order, no act or default on the part of Seller has occurred that might materially and adversely affect the status of Seller as an insured bank.

(b)           The Seller has previously made available or, as applicable, will make available, to Buyer true, correct and complete copies of:

(1)         The audited consolidated balance sheets of Seller Parent as of December 31, 2007 and the related audited consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the years ended December 31, 2007 and 2006, inclusive, in each case accompanied by the audit report of BKD, LLP (the “Accountants”);

(2)         The unaudited consolidated balance sheets of Seller Parent as of June 30, 2008 and the related unaudited consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the period ended June 30, 2008 and the unaudited consolidated balance sheets of Seller Parent and the related unaudited consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows of the Seller for each calendar quarter end between June 30, 2008 and the Closing Date; and

(3)         The December 31, 2007 Thrift Financial Report of the Seller and the Thrift Financial Report of the Seller for each calendar quarter end between December 31, 2007 and the Closing Date.

The financial statements and reports referred to in this Section 10(b) were prepared on a consistent basis and, with respect to 10(b)(1) and (2), in accordance with GAAP (subject, in the case of the unaudited statements, to recurring audit adjustments, normal in nature and not material in amount, and the absence of footnotes).  Each of the aforementioned documents fairly present the financial condition of the Seller in all material respects for their respective fiscal periods or as of their respective dates (subject, in the case of the unaudited statements, to recurring audit adjustments, normal in nature and not material in amount, and the absence of footnotes). The books and records of the Seller have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(c)           Except as set forth in Schedule 16 of the Seller Disclosure Schedule, Seller is the lawful owner of, or in the case of leased Assets, has a valid leasehold interest in, each of the Assets, and the Assets are not subject to any Lien of any nature whatsoever other than Permitted Liens. Subject to and upon the execution of the documents of transfer, conveyance and assignment by Seller at Closing and the receipt of the consents and approvals as set forth herein, Seller has the right to sell, convey, transfer assign and deliver to Buyer all of Seller’s right, title and interest in and to the Assets.  Seller has not given access to any of the documents or records, including, without limitation, customer lists relating to the Assets to any Person that was not bound by a confidentiality/non-disclosure and non-solicitation agreement, which is transferable to Buyer.

(d)           Other than the Premises, the Assets will not include any ownership interest in real property.  The Premises constitute all of the real estate owned or leased by Seller on which Seller maintains the Branches.  Except as set forth in Schedule 25 of the Seller Disclosure Schedule, the Premises have been operated by Seller in compliance with all applicable federal, state and local environmental laws, ordinances, rules and regulations relating to the handling, storage and disposal of hazardous, toxic or contaminating wastes or substances (except where the failure to do so would not have a Material Adverse Effect on the business or financial condition of the Branches).  Seller’s operation of the Premises is in compliance with all Applicable Environmental Laws (except where the failure to do so would not have a Material Adverse Effect on the business or financial condition of the Branches).  Seller has not used, stored or disposed of Hazardous Substances on the Premises nor has Seller discharged or released any such substances upon the Premises or off-site, including, but not limited to, underground injection of such substances, in violation of any Applicable Environmental Laws (except where the failure to comply with such Applicable Environmental Laws would not have a Material Adverse Effect on the business or financial condition of the Branches).  To Seller’s knowledge, and except as may be set forth in any environmental reports with respect to the Premises delivered to or made available to the Buyer hereunder, no other party has engaged in any such use, storage, disposal, discharge or release of any such Hazardous Substance on the Premises.  The Premises are free of any petroleum products, Hazardous Substances, underground or above-ground storage tanks and wells.  Seller has not “controlled” or

“directed” any borrower such that Seller would be subject to any liability with respect to any environmental matters in connection with any borrower’s operations or any borrower’s property.

(e)           There are no legal, administrative, arbitration or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on the Seller of any liability or obligation under common law relating to human health or safety or any Applicable Environmental Laws, pending or, to the knowledge of the Seller, threatened against the Seller, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on the Branches.  To the knowledge of the Seller, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation on the Seller, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on the Branches.  Neither the Seller nor the Premises is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Applicable Environmental Laws.

(f)            Set forth in Schedule 7 is a complete description of the Transferred IP that will be assigned or otherwise transferred by Seller to Buyer at Closing.  Certain of the contracts identified on Schedule 12 contain a license or licenses of Intellectual Property Rights (the “Transferred Intellectual Property Licenses”) that will be assigned or otherwise transferred where the necessary consent is provided by the third-party to such Transferred Intellectual Property License.  The Transferred IP, together with the rights of Seller under the Transferred Intellectual Property Licenses, is sufficient for use in connection with the Liabilities and Assets. The Transferred IP and the rights of Seller under the Transferred Intellectual Property Licenses constitute all of the Intellectual Property used in or necessary with respect to the Liabilities and Assets and ownership of the Assets or assumption of the Liabilities.

(g)           Seller owns, free and clear of any liens, all rights, title and interest in and to all Transferred IP and Seller has the license rights granted to it by third-parties under the Transferred Intellectual Property Licenses. To the knowledge of Seller, the Transferred IP and Transferred Intellectual Property Licenses are valid and subsisting, in full force and effect in all material respects, and have not been canceled, expired or abandoned.  Except as set forth in Schedule 7, no registration or application with respect to any Transferred IP is subject to any maintenance fees or taxes or actions falling due, including without limitation, the filing of an affidavit of use, renewal or response to an official action, within ninety (90) days after the Closing.

(h)           To the knowledge of Seller and Seller Parent, the maintenance of the Liabilities or ownership of Assets does not infringe on or otherwise violate the Intellectual Property rights of any Person. To the knowledge of Seller and Seller Parent, no Person is challenging, infringing on or otherwise violating any right of Seller or Seller Parent with respect to any Transferred IP or Transferred Intellectual Property Licenses or rights under a Transferred Intellectual Property License. To the knowledge of Seller and

Seller Parent, in the four years immediately preceding the date of this Agreement, Seller has not received any written notice of any pending, existing or threatened claim, action or proceeding with respect to any Transferred IP or Transferred Intellectual Property Licenses and, to the knowledge of Seller and Seller Parent, no such claim, action or proceeding is pending, existing or threatened, and to the Knowledge of Seller and Seller Parent, no Transferred IP or Transferred Intellectual Property Licenses, nor any right under a Transferred Intellectual Property License, is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Transferred IP or right.

(i)            Seller does not license, sell or offer to sell any Transferred IP or rights under a Transferred Intellectual Property License to third parties except as may be provided for under one or more Transferred Intellectual Property Licenses, and to the knowledge of Seller and Seller Parent, have not engaged in such activities in the past. To the knowledge of Seller and Seller Parent, Seller and its Affiliates have taken commercially reasonable measures, as appropriate, to maintain and protect the proprietary nature of the Transferred IP and rights under a Transferred Intellectual Property License and the confidentiality of their confidential information. To the knowledge of Seller and Seller Parent, no Transferred IP or Transferred Intellectual Property License is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Transferred IP that would impair the validity or enforceability of such Transferred IP or Transferred Intellectual Property License in any material respect regarding the ownership of the Assets or the Liabilities.

(j)            To the knowledge of the Seller and Seller Parent, there have not been any failures, errors or breakdowns in the IT Systems used in the servicing and maintenance of the Assets or the Liabilities within the past 12 months which have caused any material disruption or interruption with respect to the Assets or the Liabilities.

(k)           Each Transferred Intellectual Property License is valid and binding on Seller and, to the knowledge of Seller and Seller Parent, any other party thereto and is in full force and effect, and will continue to be valid, binding and enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby upon obtaining the necessary consents to the assignment thereof to the extent the Transferred Intellectual Property License can be assigned and/or Seller and Seller Parent are able to obtain any necessary consent or assignment.  To the knowledge of the Seller and Seller Parent, Seller is in compliance in all material respects with each Transferred Intellectual Property License and, to Seller’s and Seller Parent’s knowledge, each other party to each Transferred Intellectual Property License is in compliance in all material respects with the applicable Transferred Intellectual Property License. Seller does not know of, nor has it received notice of, any material violation of default under (nor, to the knowledge of Seller, does there exist any condition which with the passage of time or the giving of notice or both would result in such a material violation or default under) any Transferred Intellectual Property License by any other party thereto, nor of any intention of a party to any Transferred Intellectual Property License to cancel, terminate, change the scope of rights under, or fail to renew any Transferred Intellectual Property License. Prior to the date hereof, Seller has made available to Buyer true and complete copies of all Transferred Intellectual Property Licenses.

(l)            All Loans have been made and maintained (including the risk rating of the Loans) in the ordinary course of business, in accordance with Seller’s customary lending standards and written loan policies and in compliance with all applicable laws and regulations.  Seller’s loan files for the Loans (the “Loan Files”) contain all originally executed notes, leases and other evidences of any indebtedness, including without limitation all originally executed loan agreements, loan participation agreements and certificates, security agreements, mortgages, guarantees, UCC financing statements and similar documents evidencing collateral or other financial accommodations relating to the Loans (the “Loan Documents”).  Except as set forth on Schedule 4(c), no Loan is contractually past due sixty (60) consecutive days or more in the payment of any required principal or interest, no Loan is on non-accrual status, and no Loan is classified or should be classified consistent with Seller’s past practice regarding loan classifications as “other assets specially mentioned,” “special mention,” “substandard,” “doubtful,” “loss,” “classified,” or “criticized” (collectively, “Classified”).  All Loan Documents are correct in amount, and, to the knowledge of Seller, genuine as to signatures of the parties thereto, including, but not limited to makers and endorsers and of Seller, and were given for valid consideration and are enforceable in accordance with their respective terms (except as such enforceability may be limited by bankruptcy or creditors’ relief laws of general application), and none of the obligations represented by the Loan Documents have been modified, altered, forgiven, discharged or otherwise disposed of except as indicated by the Loan Documents contained among the Loan Files or as a result of bankruptcy or other debtor’s relief laws of general application.  To the knowledge of Seller, no maker, signatory or guarantor on any Loan is in bankruptcy except as set forth in Schedule 4(c) and none of the Loans are subject to any offsets or claims of offset, or claims of other liability on the part of Seller.  Except for FHA or similar government guaranteed loans, no Loans have been sold subject to an agreement to repurchase.  No borrower, customer or other party in connection with the Loans has notified Seller, or has asserted against Seller, in each case in writing, any “lender liability” or similar claim, and, to the knowledge of Seller, no borrower, customer or other third party in connection with the Loans has given Seller any oral notification of, or orally asserted to or against Seller, any such claim.  Except as set forth in Section 13 hereof or as set forth on Schedule 17 of the Seller Disclosure Schedule, the Seller has made no commitment to make loans or to modify the terms and conditions of any loan other than as set forth in the Loan Files.

(m)          All Loans comply in all material respects with all laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

(n)           The Seller has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any Loans made by it and such proper perfection continues to be in effect except where the failure to properly perfect or cause to be properly perfected would not materially and adversely affect the rights of the Seller or the enforceability of the Loan.

(o)           The Deposit Liabilities are in all material respects genuine and enforceable obligations of Seller and have been originated and administered in all material respects in compliance with all applicable state and federal laws, regulations and rules, including without limitation, the Truth in Savings Act and regulations promulgated thereunder.  All interest has been properly accrued on the Deposit Liabilities and Seller’s records accurately reflect such accruals of interest in all material respects.

(p)           Other than disclosed in Schedule 18 of the Seller Disclosure Schedule, there are no actions, claims, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened against or affecting the Assets or the Liabilities or the business of Seller at law or in equity or otherwise, which involve the likelihood of any judgment or liability that would result in a Material Adverse Effect, and there are no unsatisfied judgments of record against Seller.

(q)           Other than the Cease and Desist Order and as set forth on Schedule 19 of the Seller Disclosure Schedule, Seller is not subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or been a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions (each of the foregoing, a “Regulatory Agreement”), at the request of any Governmental Entity that restricts its ability to sell its Assets at the Branches or transfer and assign to Buyer the Liabilities, nor has the Seller been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.  Seller has been in compliance with the Cease and Desist Order in all material respects.

(r)            Other than disclosed in Schedule 28 of the Seller Disclosure Schedule, Seller’s senior executive officers have no actual knowledge of any loss or potential loss of any material business related to the Loans or the Deposit Liabilities, material customers related to the Loans or the Deposit Liabilities or senior officers of the Branches not otherwise disclosed on the Seller Disclosure Schedule.

(s)           The execution and delivery of this Agreement have been, and the execution and delivery by Seller of all documents and agreements to be delivered by Seller at the Closing pursuant to the provisions of this Agreement will be, duly and validly authorized in accordance with the laws of the State of Ohio and the United States and with the charter and bylaws of Seller; and this Agreement is, and all such other documents and agreements when delivered will be, valid and binding upon Seller in accordance with their respective terms.

(t)            The execution and performance of this Agreement by Seller, subject to the satisfaction of conditions and approvals set forth herein, will not result in the violation of (i) any provision of Seller’s charter or bylaws or (ii) law to which Seller is subject that would have a Material Adverse Effect.  Seller is not in material default under, nor will the execution or performance by Seller of this Agreement result in a default under, any provision of any agreement or other instrument to which Seller is a party or by which Seller is bound and which relates to any of the Assets and which default would have a Material Adverse Effect.

(u)           Within thirty (30) days of the date of this Agreement, Seller will deliver to Buyer a list and description of each of the Seller’s policies of insurance relating to any and all of the Assets.  Seller shall keep all such policies in full force and effect through the Closing Date.

(v)           The Personal Property comprising part of the Assets is in good working order, ordinary wear and tear excepted, and fit for the purpose it is used by Seller in the conduct of the business of the Branches.

(w)          Seller has provided or made available to Buyer a complete list of all employees employed at the Branches and a true and correct copy of each employee’s complete employment record/file (subject to requirements of applicable law).  All employment records/files have been maintained in compliance in all material respects with all applicable laws regarding employment.  Except as set forth in Schedule 20, there are no employment agreements or noncompete agreements with employees employed at the Branches.

(x)            Each Employee Benefit Plan (and each related trust, insurance contract, or fund) that the Seller or Seller Parent or any ERISA Affiliate of Seller or Seller Parent maintains, to which the Seller or Seller Parent or any ERISA Affiliate of Seller or Seller Parent contributes or has any obligation to contribute, or with respect to which the Seller or Seller Parent or any ERISA Affiliate of Seller or Seller Parent has any Liability or has maintained, contributed to, had any obligation to contribute or had any Liability, has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan, the terms of any applicable collective bargaining agreement and the applicable requirements of state and federal laws and regulations, including ERISA and the Code, including those requirements pertaining to COBRA and Section 409A of the Code.

(y)           All required reports and descriptions (including, but not limited to, annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan.

(z)            Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination letter or opinion letter from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination letter or opinion letter that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

(aa)         The Seller or Seller Parent has delivered to the Buyer correct and complete copies of the plan documents (including all amendments) and, in the case of unwritten Employee Benefit Plans, written descriptions thereof, summary plan descriptions, any other communications provided to participants regarding each such Employee Benefit Plan, the most recent determination letter or opinion letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, service or other agreements and the most recent compliance testing information, list of assets and other funding arrangements related to each such Employee Benefit Plan.

(bb)         Without limiting the generality of this section, the Seller and the ESOP Trustees’ actions taken on or prior to the Closing Date in connection with any and all transactions and documents contemplated by this Agreement, and the amendment, termination and liquidation of the ESOP:  (i) comply in all material respects with the terms of the ESOP, ERISA, the Code and other applicable laws and regulations and (ii) will not result in any Liability to the Buyer after the Closing Date.

(cc)         Except as set forth in Schedule 26 of the Seller Disclosure Schedule, neither the Seller nor any ERISA Affiliate maintains, contributes to, has (or ever has had) any obligation to contribute to, or has (or ever has had) any Liability under or with respect to any “defined benefit plan” (as defined in Section (3)(35) of ERISA) or any “multiemployer plan” (as defined in Section (3)(37) or 4001(a)(3) of ERISA).  Neither Seller nor any ERISA Affiliate has ever maintained or contributed to a plan subject to Section 412 of the Code.

(dd)         The Seller, Seller Parent or any ERISA Affiliate of Seller or Seller Parent does not maintain, contribute to or have any obligation to contribute to, or has any Liability with respect to, any employee welfare benefit plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of the Seller, Seller Parent or any ERISA Affiliate of Seller or Seller Parent (or any spouse or other dependent thereof) other than in accordance with COBRA.

(ee)         Seller has made available to Buyer complete and accurate copies of all leases, licenses and other contracts described on Schedule 12.

11.          Representations and Warranties of Seller Parent.  Seller Parent represents and warrants to Buyer as follows, subject to the exceptions disclosed in writing in the Seller Disclosure Schedule and delivered as of the date hereof:

(a)           Seller Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Seller Parent has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not (i) reasonably be expected to have a Material Adverse Effect or (ii) prevent or materially delay Seller or Seller Parent from performing their respective obligations under this Agreement in all material respects.

(b)           Seller Parent has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto.  This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Seller Parent (subject to receipt of stockholder approval of this Agreement and the transactions contemplated hereby), and this Agreement constitutes a valid and binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(c)           The execution and delivery of this Agreement and any instruments and documents executed pursuant hereto by Seller Parent do not and, subject to the receipt of all regulatory approvals and required consents, the consummation of the transactions contemplated by this Agreement will not (i) constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or the organizational documents or any license of Seller Parent, or to which Seller Parent is subject, which breach, violation or default would have a Material Adverse Effect, or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of the Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller Parent is a party (other than as described in the Forbearance Agreement), or by which it or any of its properties or assets may be bound or affected, which breach, violation or default would prevent or materially delay Seller or Seller Parent from performing their respective obligations under this Agreement in all material respects.

(d)           Other than disclosed on Schedule 19 of the Seller Disclosure Schedule, there are no actions, suits, or proceedings, whether civil, criminal or administrative, pending or, to the knowledge of Seller Parent, threatened, against or affecting Seller Parent, which would prevent or materially delay Seller Parent from being able to perform its obligations under this Agreement in all material respects.

(e)           Each Employee Benefit Plan (and each related trust, insurance contract, or fund) that the Seller or Seller Parent or any ERISA Affiliate of Seller or Seller Parent maintains, to which the Seller or Seller Parent or any ERISA Affiliate of Seller or Seller Parent contributes or has any obligation to contribute, or with respect to which the Seller or Seller Parent or any ERISA Affiliate of Seller or Seller Parent has any Liability or has maintained, contributed to, had any obligation to contribute or had any Liability, has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan, the terms of any applicable collective bargaining agreement and the applicable requirements of state and federal laws and regulations, including ERISA and the Code, including those requirements pertaining to COBRA and Section 409A of the Code.

(f)            All required reports and descriptions (including, but not limited to, annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan.

(g)           Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination letter or opinion letter from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination letter or opinion letter that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan.

(h)           The Seller or Seller Parent has delivered to the Buyer correct and complete copies of the plan documents (including all amendments) and, in the case of unwritten Employee Benefit Plans, written descriptions thereof, summary plan descriptions, any other communications provided to participants regarding each such Employee Benefit Plan, the most recent determination letter or opinion letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, service or other agreements and the most recent compliance testing information, list of assets and other funding arrangements related to each such Employee Benefit Plan.

(i)            Without limiting the generality of this section, the Seller and the ESOP Trustees’ actions taken on or prior to the Closing Date in connection with any and all transactions and documents contemplated by this Agreement, and the amendment, termination and liquidation of the ESOP:  (i) comply in all material respects with the terms of the ESOP, ERISA, the Code and other applicable laws and regulations and (ii) will not result in any Liability to the Buyer after the Closing Date.

(j)            Neither the Seller nor any ERISA Affiliate maintains, contributes to, has (or ever has had) any obligation to contribute to, or has (or ever has had) any Liability under or with respect to any “defined benefit plan” (as defined in Section (3)(35) of ERISA) or any “multiemployer plan” (as defined in Section (3)(37) or 4001(a)(3) of ERISA).  Neither Seller nor any ERISA Affiliate has ever maintained or contributed to a plan subject to Section 412 of the Code.

(k)           The Seller, Seller Parent or any ERISA Affiliate of Seller or Seller Parent does not maintain, contribute to or have any obligation to contribute to, or has any Liability with respect to, any employee welfare benefit plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of the Seller, Seller Parent or any ERISA Affiliate of Seller or Seller Parent (or any spouse or other dependent thereof) other than in accordance with COBRA.

(l)            Except for the regulatory approvals required hereunder, no consents or approvals of or filings or registrations with any Governmental Entity, or any third party, except as may be required under a Transferred Intellectual Property License if allowable are necessary in connection with the execution and delivery by Seller or Seller Parent of this Agreement and the consummation by Seller and Seller Parent of the transactions contemplated hereby.

(m)          Seller Parent owns all of the issued and outstanding capital stock of Seller, free of all encumbrances and liens other than as described in the Forbearance Agreement.

(n)           The affirmative vote at a meeting of the Seller Parent’s stockholders as contemplated in Section 14 of a majority of the outstanding shares of the Seller Parent’s common stock issued and outstanding and entitled to vote at such Seller Parent stockholder meeting to approve and adopt this Agreement is the only vote of the holders of any class or series of the Seller Parent’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

2.             Representations and Warranties of Buyer and CBSEF.  Buyer and CBSEF, as the case may be, hereby make the following representations and warranties to Seller:

(a)           Buyer is a state bank duly organized and existing in good standing under the laws of the state of Ohio, and is entitled to own its properties and to carry on its banking business as and in the places where such properties are now owned and operated and such business is now conducted; Buyer is an insured bank pursuant to the provisions of the Federal Deposit Insurance Act, as amended, and no act or default on the part of Buyer has occurred that might materially and adversely affect the status of Buyer as an insured savings association.

(b)           Subject to any necessary governmental approval, including without limitation conversion of Buyer into a federal savings association and organization of Buyer Parent pursuant to the Reorganization, Buyer has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby and the Reorganization. This Agreement any instruments or other documents executed pursuant hereto or entered into in connection with the Reorganization, and the execution, delivery and performance hereof and thereof, have been duly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(c)           The execution and delivery of this Agreement and any instruments and documents executed pursuant hereto by Buyer do not, the entry of any agreements or other instruments in connection with the Reorganization by Buyer do not and, subject to the receipt of all regulatory approvals, the consummation of the transactions contemplated by this Agreement will not: (i) constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or the organizational documents or any license of Buyer, or to which Buyer is subject, which breach, violation or default would have a materially and adversely affect the transactions contemplated hereby or the financial condition or business of Buyer, or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of its assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party, or by which it or any of its properties or assets may be bound or affected, which breach, violation or default would prevent or materially delay Buyer or Buyer Parent from performing their respective obligations under this Agreement in all material respects.

(d)           Except for the regulatory approvals set forth on Schedule 21 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity, or any third party are necessary in connection with the execution and delivery by Buyer or Buyer Parent of this Agreement, the consummation by Buyer and Buyer Parent of the transactions contemplated hereby or the consummation by Buyer and Buyer Parent of the Reorganization.

(e)           There are no actions, claims, suits, proceedings or investigations, whether civil, criminal or administrative, pending or, to the knowledge of Buyer, threatened against or affecting Buyer or its business at law or in equity or otherwise, which would result in a involve the likelihood of any judgment or liability or prevent or materially delay Buyer from being able to perform its obligations under this Agreement in or from completing the transactions contemplated by the Reorganization.

(f)            The business and operations of Buyer are being conducted in all material respects in compliance with all applicable laws, rules and regulations, orders, permits and judgments of all governmental entities.  To the knowledge of Buyer, Buyer has not received any written notice of any alleged or threatened claim, violation or liability under any law of a Governmental Entity in connection with the operation and business of Buyer.

(g)           Buyer has not received any notice from, or had any discussions with, any federal, state, or other Governmental Entity indicating that such agency would oppose or not promptly grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby or the Reorganization.  There are no threatened or pending actions, proceedings or allegations by any Person or Governmental Entity or any other facts known to Buyer relating to it that would reasonably be expected to have an adverse effect on the ability of the parties to promptly obtain all regulatory approvals for, or to perform its obligations under, this Agreement or to consummate the transactions contemplated by the Reorganization.

(h)           CBSEF is a limited liability company duly organized and existing in good standing under the laws of the state of Delaware, and is entitled to own its properties and to carry on its business as and in the places where such properties are now owned and operated and such business is now conducted.

(i)            CBSEF has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby; this Agreement any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof, have been duly authorized and approved by all necessary action on the part of CBSEF, and this Agreement constitutes a valid and binding obligation of CBSEF, enforceable against CBSEF in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(j)            The execution and delivery of this Agreement and any instruments and documents executed pursuant hereto by CBSEF do not and, subject to the receipt of all regulatory approvals, the consummation of the transactions contemplated by this Agreement will not (i) constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or the organizational documents or any license of CBSEF, or to which CBSEF is subject, which breach, violation or default would have a Material Adverse Effect, or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of its assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CBSEF is a party, or by which it or any of its properties or assets may be bound or affected, which breach, violation or default would prevent or materially delay CBSEF from performing its obligations under this Agreement in all material respects.

(k)           Except for the regulatory approvals set forth on Schedule 21, no consents or approvals of or filings or registrations with any Governmental Entity, or any third party are necessary in connection with the execution and delivery CBSEF of this Agreement and the consummation by CBSEF of the transactions contemplated hereby or the consummation by Buyer and Buyer Parent of the Reorganization.

(l)            There are no actions, claims, suits, proceedings or investigations, whether civil, criminal or administrative, pending or, to the knowledge of CBSEF, threatened against or affecting CBSEF or its business at law or in equity or otherwise, which would result in a involve the likelihood of any judgment or liability or would prevent or materially delay CBSEF from being able to perform its obligations under this Agreement in or from completing the transactions contemplated by the Reorganization.

(m)          The business and operations of CBSEF are being conducted in all material respects in compliance with all applicable laws, rules and regulations, orders, permits and judgments of all governmental entities.  To the knowledge of CBSEF, CBSEF has not received any written notice of any alleged or threatened claim, violation or liability under any law of a Governmental Entity in connection with the operation and business of CBSEF.

(n)           CBSEF has not received any notice from, or had any discussions with, any federal, state, or other Governmental Entity indicating that such agency would oppose or not promptly grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby or the Reorganization.  There are no threatened or pending actions, proceedings or allegations by any Person or Governmental Entity or any other facts known to Purchaser relating to it that would reasonably be expected to have an adverse effect on the ability of the parties to promptly obtain all regulatory approvals for, or to perform its obligations under, this Agreement or to consummate the transactions contemplated by the Reorganization.

13.          Seller’s Covenants.  During the period from the date hereof to the Closing Date, Seller shall conduct its business with respect to the Assets and Liabilities in the ordinary course of business and consistent with past practice, subject to compliance with the Cease and Desist Order.  On or before the Closing Date, Seller shall (a) either (i) amend its charter, bylaws and other governing documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s judgment, to avoid confusion with the name “Peoples Community Bank” or (ii) liquidate and dissolve Seller and (b) take all actions requested by Buyer to enable Buyer to change its name to Seller’s present name in all applicable jurisdictions.

Other than as may be required by the Cease and Desist Order, the Forbearance Agreement, or any regulatory directive or instruction, Seller covenants with Buyer that, from the date hereof to Closing, Seller, except with the prior written consent of Buyer, will not:

(a)           Except as set forth in Schedule 27 of the Seller Disclosure Schedule, sell, transfer, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets or cancel any of the Liabilities except the pledge of Assets securing FHLB Advances and the sale of loans to the Federal Home Loan Mortgage Corporation, all in the ordinary course of business consistent with past practice.

(b)           Fail to use commercially reasonable efforts to maintain and preserve its business and goodwill and its existing relationships with its customers and others having business relationships with it at the Branches.

(c)           Fail to maintain policies of insurance as of the date hereof with respect to the Branches in the form and with the coverage maintained on May 31, 2008, or to maintain all fidelity bonds or indemnity agreements concerning the fidelity of its employees at the Branches.

(d)           Enter into any employment, agency or other contract or arrangement with respect to the Branches for the performance of personal services which is not terminable without liability to Buyer.

(e)           Fail to comply with any law, rule, regulation or order applicable to it if such failure would have a Material Adverse Effect on the Assets, the Liabilities, or the completion of the transactions contemplated by this Agreement.

(f)            Set interest rates at the Branches in a manner inconsistent with prior policies or practices, or without limiting the generality of the foregoing, (i) accept any deposits at higher than prevailing market rates at the time of such acceptance; (ii) accept any broker deposits; or (iii) employ any special promotions to increase deposits, provided that Buyer’s consent to any special promotion will not be unreasonably withheld, and, provided further, that Buyer shall approve or disprove any special promotion within two (2) business days’ notice thereof.

(g)           Fail to maintain the Personal Property pending the Closing in a commercially reasonable manner and consistent with past practices.

(h)           Acquire or dispose of any furniture, fixtures or equipment for the Branches other than pursuant to commitments made on or before the date of this Agreement and except for replacement of furniture, fixtures and equipment and normal maintenance and refurbishing in the ordinary course of business, except that Seller shall make no capital expenditures nor any contract or commitment for capital expenditures in excess of $10,000.00 for any one (1) project for furniture, fixtures or equipment for the Branches except with written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed.

(i)            Invest in or purchase any investment security other than governmental agency securities with maturities of ninety (90) days or less.

(j)            Except for any bonus from previously disclosed plans that may be paid by Seller prior to Closing or otherwise described on Schedule 22, pay or commit to pay any salary, fee, or other compensation to any of its employees at the Branches at a rate in excess of that prevailing on the date hereof.

(k)           Make any new loans at the Branches to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with any Affiliated Person of the Seller.  “Affiliated Person” shall mean director, officer or 5% or greater shareholder, spouse or other person living in the same household of such director, officer or shareholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 10% or greater shareholder, general partner or 10% or greater trust beneficiary.

(l)            Make, amend, modify, extend or agree to make any new loan at the Branches other than a Permitted Loan, Excluded Loan or the consumer loans listed on Schedule 30 or renew the terms of any of the Loans other than the consumer loans listed on Schedule 30.

(m)          Establish Deposit Liabilities at the Branches other than in the ordinary course of business consistent with past practices and subject to the limitations in subsection (f) above.

(n)           Originate any loans at the Branches except in accordance with existing Seller Board-approved lending policies and subject to the limitations in subsection (l) above.

(o)           Take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing, (y) any of the covenants or conditions to the transactions contemplated hereby not being materially satisfied or (z) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

14.          Seller Parent’s Covenants.  Seller Parent covenants with Buyer as follows:

(a)           As promptly as practicable following the date of this Agreement, Seller Parent shall prepare and file a proxy statement regarding this Agreement and the transactions contemplated hereby (the “Proxy Statement”) with the SEC. Seller Parent shall use all reasonable efforts to have the Proxy Statement to be cleared under the Exchange Act, as promptly as practicable after such filing. Without limiting any other provision hereinabove contained, the Proxy Statement will conform in both form and substance to the requirements of the Exchange Act. Seller Parent shall use reasonable best efforts to cause the Proxy Statement to be mailed to holders of Seller Parent’s common stock as promptly as practicable.

(b)           If at any time prior to the Closing Date there shall occur (i) any event with respect to the Seller Parent or Seller, or with respect to other information supplied by Seller Parent or Seller for inclusion in the Proxy Statement or (ii) any event with respect to Seller Parent or Seller, or with respect to information supplied by Seller Parent or Seller for inclusion in the Proxy Statement, in either case, which event is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Seller Parent.

(c)           Seller Parent shall promptly notify Buyer of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Agreement and the other transactions contemplated hereby or for additional information and shall supply the other with copies of all correspondence between the Seller Parent or any of its representatives, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. Seller Parent shall use its respective reasonable best efforts to respond to any comments of the SEC with respect to the Proxy Statement as promptly as practicable. Seller Parent and Buyer shall cooperate with each other and provide to each other all information necessary in order to prepare the Proxy Statement, and shall provide promptly to the other party any information such party may obtain that could necessitate amending any such document.

(d)           Seller Parent shall, as promptly as reasonably practicable, duly call, give notice of, convene and hold the Seller Parent shareholders meeting, in accordance with applicable law, for the purpose of obtaining the shareholder approval, subject to its fiduciary duty obligations.

(e)           The Board of Directors of Seller Parent shall recommend to Seller Parent’s shareholders the approval and adoption of this Agreement and the other transactions contemplated hereby, subject to its fiduciary duty obligations.

(f)            As soon as practicable upon execution of this Agreement (and within thirty (30) days of the date of this Agreement, and in the form of a voting or support agreement attached hereto as Exhibit L, but subject to the comments/input of the signatories thereto and acceptable to Seller and Buyer), Seller Parent will provide Buyer with evidence of approval of this Agreement and the transactions contemplated hereby by a majority of the members of the Board of Directors and holders of at least 17% of the issued and outstanding capital stock of Seller Parent entitled to vote on this Agreement and the transactions contemplated hereby.  Prior to Closing, Seller Parent will provide Buyer with evidence that the Board of Directors and shareholders of Seller Parent have taken all corporate action necessary to approve the transactions contemplated in this Agreement.

(g)           On or before the Closing Date, Seller Parent shall amend its articles of incorporation, bylaws and other governing documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller Parent’s present name, in Buyer’s judgment, to avoid confusion with the name “Peoples Community Bancorp.”

15.          Buyer, Buyer Parent and CBSEF Covenants.  Buyer, Buyer Parent and CBSEF covenant with Seller that:

(a)           Buyer, Buyer Parent and CBSEF will satisfy all of its obligations described in Section 17(a).

(b)           Promptly following the execution of this Agreement, CBSEF and Buyer shall use its best efforts to form Buyer Parent and to receive the requisite regulatory approvals to become a unitary savings and loan holding company.  Promptly following the organization of Buyer Parent, CBSEF and Buyer shall cause (i) the Board of Directors of Buyer Parent to adopt and approve this Agreement and the transactions contemplated hereby and the Reorganization and (ii) Buyer Parent to execute and deliver to Seller and Seller Parent a counterpart signature page to this Agreement.  Upon entering into this Agreement, Buyer Parent will become a party to this agreement and immediately assume all its obligations hereunder.  In addition as of the date Buyer Parent enters into this Agreement, Buyer Parent hereby makes the following representations and warranties to Seller and Seller Parent:

(1)         Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer Parent has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not (i) reasonably be expected to have a material adverse impact on Buyer Parent or (ii) prevent or materially delay Buyer, Buyer Parent or CBSEF from performing their respective obligations under this Agreement in all material respects.  As of the Closing, Buyer Parent will be duly registered as a savings and loan holding company under the HOLA.  The Certificate of Incorporation and Bylaws of

Buyer Parent, copies of which have previously been made available to Seller and Seller Parent, are true, complete and correct copies of such documents and are in effect as of the date Buyer Parent has entered into this Agreement and as of the Closing.

(2)         Subject to any necessary governmental approval, including without limitation conversion of Buyer into a federal savings association and organization of Buyer Parent pursuant to the Reorganization, Buyer Parent has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby and the Reorganization. This Agreement any instruments or other documents executed pursuant hereto or entered into in connection with the Reorganization, and the execution, delivery and performance hereof and thereof, have been duly authorized and approved by all necessary corporate action on the part of Buyer Parent.  This Agreement constitutes a valid and binding obligation of Buyer Parent, enforceable against Buyer Parent in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(3)         The execution and delivery of this Agreement and any instruments and documents executed pursuant hereto by Buyer Parent do not, the entry of any agreements or other instruments in connection with the Reorganization by Buyer Parent do not and, subject to the receipt of all regulatory approvals, the consummation of the transactions contemplated by this Agreement will not: (i) constitute a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or the organizational documents or any license of Buyer Parent, or to which Buyer Parent is subject, which breach, violation or default would have a materially and adversely affect the transactions contemplated hereby or the financial condition or business of Buyer Parent, or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien upon any of its assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer Parent is a party, or by which it or any of its properties or assets may be bound or affected, which breach, violation or default would prevent or materially delay Buyer or Buyer Parent from performing their respective obligations under this Agreement in all material respects.

(4)         Except for the regulatory approvals set forth on Schedule 21 of the Buyer Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity, or any third party are necessary in connection with the execution and delivery by Buyer or Buyer Parent of this Agreement, the consummation by Buyer and Buyer Parent of the transactions contemplated hereby or the consummation by Buyer and Buyer Parent of the Reorganization.

(5)         As of the Closing, Buyer Parent has the necessary funding to complete the transactions contemplated by this Agreement and to complete the Reorganization.

(c)           Enter into any merger, acquisition or other stock transaction, which would result in Buyer and CBSEF not having the funding to complete the transactions contemplated hereby, result in the failure to obtain the required regulatory approvals of the transactions contemplated by this Agreement or the Reorganization or otherwise delay the consummation of the transactions contemplated by this Agreement.

(d)           It will not take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing, (y) any of the covenants or conditions to the transactions contemplated hereby not being materially satisfied or (z) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

16.          Additional Covenants.

(a)           For a period of two (2) years from and after the Closing Date, each of Seller and Seller Parent agree that it will not seek to obtain any state or federal authority to operate as a banking institution anywhere within a twenty-five mile radius of the Branches; provided, however, that the foregoing covenant shall not be construed to restrict Seller from continuing to service the Excepted Loans, loans subject to the Participation Agreement, or any other Loans, including Loans that Seller has repurchased from Buyer as a result of a Repurchase Obligation.  Seller and Buyer agree that this covenant is reasonable with respect to its duration, geographical area and scope.

(b)           For a period of two (2) years from and after the Closing Date, each of Seller and Seller Parent agree that it will not solicit or initiate communications with any Person who is a customer of the Branches for the purpose of inducing such Person to deposit money with or borrow money from, or to purchase products or services comparable to deposits or loans from, Seller or Seller Parent and will not solicit the services of any employee of the Branches.

(c)           For a period of six years from the Closing Date, subject to applicable law, each party shall have commercially reasonable access to any books and records of the other party relating to the Assets and the Liabilities, and the requesting party, at its own expense, may make copies and extracts when such copies and extracts are required by regulatory authorities, for litigation purposes, or for tax or accounting purposes; provided that in the event that as of the end of such period, any tax year of Seller is under examination by any taxing authority, Seller shall inform Buyer in writing of the audit and such books and records shall be maintained by Buyer until a final determination of the tax liability of Seller for that year has been made.  If such copies or extracts require use of a party’s equipment or the Branches, the user shall reimburse the other party for all costs incurred, including, without limitation, employee expenses.

(d)           Seller and/or Seller Parent shall discharge and perform all obligations under and with respect to those noncompetition or change in control agreements set forth on Schedule 20 of the Seller Disclosure Schedule and the bonuses described on Schedule 22 of the Seller Disclosure Schedule as and when such obligations are required to be performed and discharged, and the parties acknowledge that neither Buyer nor Buyer Parent shall have or assume any obligations whatsoever in respect thereof.

(e)           During the period between the date of this Agreement and two business days prior to the Closing, Seller may negotiate with and enter into a new consumer loan agreement to replace the existing consumer loans that are set forth on Schedule 30. Any new consumer loan entered into shall be added to Schedule 4(a)(ii) of this Agreement and become an Additional Consumer Loan that will be acquired by Buyer at Closing, provided that such loan complies with applicable lending laws and regulations.  If Seller is unable to negotiate and enter into a new loan agreement for any consumer loan listed on Schedule 30 prior to two business days before the Closing or any such newly entered into consumer loan does not comply with applicable lending laws and regulations (collectively, the “Unresolved Consumer Loans”), then the Unresolved Consumer Loans shall at Closing be Excluded Loans and added to Schedule 4(c) of this Agreement.

17.          Regulatory Compliance and Conversion and Transition Matters.

(a)           Regulatory Filings by Buyer.  As promptly as practicable but in no event later than forty-five (45) days from the date of this Agreement, Buyer and CBSEF shall prepare and file all applications, filings, notices or registrations required to obtain the necessary regulatory approvals, authorizations and/or waivers to consummate (i) the transactions contemplated by this Agreement and (ii) the Reorganization.  The parties acknowledge and agree that the term “Buyer” as used herein shall refer to Buyer as a state bank until effectiveness of the conversion and thereafter as a federal savings association, except as it relates to Buyer’s representations and warranties or as expressly otherwise set forth herein.  Seller and Buyer agree to cooperate to effect the foregoing, including reasonable non-financial assistance to the other party in obtaining approval of such applications, including, but not limited to, participating in meetings and conferences as reasonably necessary to satisfy such regulatory agencies.  To the extent practicable, Seller shall have the right to review in advance, and to the extent practicable to consult with Buyer on the information relating to Seller which appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by this Agreement or the Reorganization. In exercising the foregoing right, Seller agrees to act reasonably and as promptly as practicable.  The parties shall promptly advise each other of any failure to adhere to the timelines for seeking regulatory approvals from Governmental Entities set forth on Schedule 21, with respect to Buyer and Buyer Parent, and Schedule 29, with respect to Seller and Seller Parent.

(b)           Contracts with Depositors.  Buyer will timely perform, honor, and assume all contractual deposit agreements and relationships between Seller and Seller’s depositors with regard to the Liabilities after the Closing and will do so in compliance with applicable laws.  Buyer and Seller shall make appropriate arrangements with each other to provide for settlement by Buyer of checks, deposits, debits, returns, and other items that are presented to Seller after the Closing for the Deposit Liabilities. On the third Business Day prior to the Closing Date, the Seller shall provide the Buyer with a list of Deposit Liabilities, corresponding interest rates paid on the Deposit Liabilities and other information necessary for the Buyer to verify the rates paid by the Seller on Deposit Liabilities.

(c)           Data Processing Agreement and Hardware.  Seller will provide Buyer in advance of the Closing upon reasonable prior notice, during normal hours of operations, reasonable access to equipment and records in order to effectuate a conversion of the Deposit Liabilities and the Loans from Seller to Buyer as of the Closing Date, in accordance with Schedule 23.  Any cost of such inspection or conversion shall be at Buyer’s expense. Notwithstanding the foregoing, Seller shall not be obligated to provide access to such equipment and records if it would materially interfere with Seller’s ability to conduct its business or operations in the ordinary course.

(d)           Loan Collections. Buyer and Seller shall make appropriate arrangements with each other to provide for settlement by the party receiving payments of all payments of any kind made in relation to the Loans which are presented to a party after the Closing and with regard to loans which are owned by the other party.

(e)           Books and Records; Employees.  Seller shall upon reasonable prior written notice (i) cooperate with any reasonable request of the Buyer for information relating to the Assets and Liabilities; (ii) at any time and from time to time after the execution of this Agreement, allow Buyer to examine any records relating to the Loans; (iii) allow Buyer on to the premises of Seller to confirm the accuracy of the representations and warranties contained in this Agreement and confirm compliance by Seller and Seller Parent with the covenants and agreements contained in this Agreement; and (iv) at any time and from time to time after the execution of this Agreement, allow Buyer to examine any records relating to employees of Seller and authorize Buyer to interview Seller’s employees located at the Branches provided that Seller may, in its discretion, cause a representative of Seller to observe any such interview.  Buyer agrees that all such information provided to it by the Seller will be used by it only in connection with this Agreement and for no other purpose, and that all such information shall be treated confidentially.  Buyer intends to maintain the branch line of staff at the Branches currently employed by Seller on a post-Closing basis. Buyer shall make a written offer of employment to each employee selected by Buyer to be an employee following the Closing Date.  Each offer of employment shall be effective on the Closing Date, each such offer to include compensation and benefits which are comparable to the compensation and benefits provided by Seller as of immediately prior to the Closing.  No later than sixty (60) days following the date of this Agreement, (i) Buyer shall communicate the offers of employment consistent with the terms of this Section 17(e) to those employees to whom it determines to extend an offer and (ii) Buyer shall provide Seller with a written list of those employees to whom Buyer will make an offer of employment (and the compensation for each such employee if other than the employee’s current compensation) and Seller shall take such action as is necessary to terminate such employees not included on such list or transfer their employment within Seller and its affiliates, in both cases effective as of the Closing Date.  Each employee who accepts Buyer’s offer of employment shall be a “Hired Employee” for purposes of this Agreement, effective upon the Closing Date.  Nothing in this Agreement shall give any employee any rights to claim status as a third party beneficiary of this Agreement.

(f)            Employee Benefits.  Except as otherwise required by applicable law to be paid to the Hired Employees as of the Closing Date, on and after the Closing Date and for purposes of eligibility, vesting, and severance benefits under any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any other employee benefit arrangement or payroll practice offered by Buyer, each Hired Employee shall receive full credit from Buyer for all prior service properly credited under a comparable plan or arrangement of Seller.  Buyer shall not be required to credit any Hired Employee with prior service for purposes of benefit accrual or contributions under any pension plan, profit sharing plan, savings or 401(k) plan.  Effective as of the date they become Hired Employees, each Hired Employee shall cease to be covered by employee benefit plans of Seller and all other benefit and compensation plans of Seller.  Seller’s employee benefit plans shall retain responsibility for all employee benefit plan claims incurred by employees prior to the date they become Hired Employees.  The employee benefit plans of Buyer shall assume responsibility for payment of all employee benefit plan benefit claims for amounts incurred by Hired Employees on or after the Closing Date that are covered by Buyer’s employee benefit plans.  For purposes of this paragraph, a claim shall be deemed to have been incurred when the medical or other service giving rise to the claim is performed, except that disability claims shall be deemed to have been incurred on the date the employee becomes disabled.  Buyer agrees to use commercially reasonable efforts to the extent permitted by its employee benefit plans to (i) provide coverage for Hired Employees under its medical and dental benefit plans, effective on the Closing Date, (ii) waive any preexisting conditions, waiting periods and actively at work requirements under such plans, and (iii) cause such plans to honor any expenses incurred by the Hired Employees and their beneficiaries under similar plans of the Seller during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.  As soon as practicable following the Closing Date, Seller shall provide a schedule of the information reasonably necessary to make such determination which may be conclusively relied upon by Buyer in performing its obligations under this Section 17(f).

(g)           COBRA.  Buyer will not provide, nor be responsible for, any COBRA benefits to any current or former employee (or any beneficiary thereof) of Seller or any ERISA Affiliate with respect to Seller’s employment of any such Person on or prior to the Closing Date.  Neither Seller nor any ERISA Affiliate will terminate its group health plan during the first eighteen months following the Closing Date.  It is the intent of the parties that any such termination after such eighteen month period will not be deemed to be a termination in connection with the transactions contemplated by this Agreement.  If and to the extent that Buyer is a successor employer under Treasury Regulation Section 54.4980B-9, Q&A-8, Seller and/or its ERISA Affiliates will make COBRA coverage available to “M&A Qualified Beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4) with respect to the transactions contemplated by this Agreement.  If Seller ceases to maintain a group health plan, and Seller’s obligation to provide COBRA Coverage to M&A Qualified Beneficiaries shifts to Buyer as a result of IRS Regulation Section 54.4980B-9, Q&A-8, then, notwithstanding any other provision of this Agreement to the contrary, Seller shall reimburse Buyer for any and all expenses incurred by Buyer in excess of the premiums collected by Buyer from M&A Qualified Beneficiaries and any actual reinsurance recoveries (including, but not limited to, claims incurred under Buyer’s group health plan, administrative fees, reinsurance premiums, etc.) in providing COBRA Coverage to such M&A Qualified Beneficiaries.  Buyer shall invoice Seller weekly with respect to such expenses and Seller shall be obligated to make full payment of each such invoice within five business days of the date of such invoice and, if Seller should fail to timely pay, Seller shall also be obligated to provide interest with respect to the unpaid amounts at the rate of ten percent (10%) per annum.  Seller shall be responsible for the costs and consequences associated with the termination of any employee of Seller who does not become a Hired Employee for any reason, including, but not limited to, providing COBRA notices and coverage.

(h)           Transitional Matters.  Without in any way limiting the generality of the foregoing provisions, Buyer and Seller shall cooperate with regard to the transitional matters as set forth on Schedule 23. Notwithstanding the foregoing, Seller shall not be obligated to provide its resources or time to such transitional matters if it would materially interfere with Seller’s ability to conduct its business or operations in the ordinary course.

(i)            Processing of Certain Loans.  Buyer agrees that it will, at Seller Parent’s request, provide data processing services to Seller Parent with respect to the Excepted Loans, loans subject to the Participation Agreement, or any Consumer Loan that Seller Parent has repurchased from Buyer as a result of a Repurchase Obligation for a period of up to two (2) years after the Closing Date pursuant to the terms of the Servicing Agreement attached hereto as Exhibit G (the “Servicing Agreement”).

(j)            Assumption of IRAs. Buyer agrees that after the Closing, it will perform all of the duties so delegated as successor custodian and comply with the terms of Seller’s agreement with the depositor of the IRA deposits affected thereby.

18.          Survival of Representations, Warranties, and Covenants.  All representations and warranties of the parties shall survive the Closing and the transactions contemplated hereby for a period of two (2) years from the Closing Date.  The parties understand that representations and warranties in this Agreement are being made by such party’s authorized executive officers and their designees after reasonable investigation of the subject matter thereof.

19.          Contracts.  To the extent that the assignment of any of Seller’s contracts, licenses, leases, commitments or other assets included in the Assets requires the consent of any other party thereto, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign any such contract, license, lease, commitment or other asset if such assignment or agreement to assign would constitute a breach thereof.  Seller shall, prior to the Closing, use commercially reasonable efforts to obtain the consent of any such other party to each such contract, license, lease, commitment or other asset to its assignment to Buyer in all cases where such consent is necessary.  If any such consent is not obtained, Seller shall cooperate with Buyer in any lawful and reasonable arrangement designed to provide to Buyer the benefits under any such contract, license, lease, commitment or other asset, including enforcement for the account and benefit of Buyer of any and all rights of Seller against any other party or parties arising out of the breach or cancellation by any such other party or parties.  Any costs incurred in obtaining any consents or assignments of such contracts, licenses, leases, commitments or other assets shall be shared equally between Buyer and Seller.

20.          Indemnification.

(a)           Indemnification by Seller and Seller Parent.  For a period of two (2) years from the Closing Date, Seller and Seller Parent agree to indemnify and hold Buyer harmless against and in respect of all actions, suits, demands, judgments, costs and expenses relating to any damage or deficiency resulting from any misrepresentation, breach of warranty, agreements by employees or officers of the Branches not properly recorded in the records of the Branches, or nonfulfillment of any agreement on the part of Seller under this Agreement provided, however, that Section 5 shall be the sole remedy with respect to Repurchase Obligations and Pledged Loans.

Seller and Seller Parent agree to indemnify and hold Buyer harmless from and against all liabilities, obligations, demands, claims, actions, causes of action, assessments, deficiencies, costs, losses, damages, judgments, and expenses (including, without limitation, attorneys’ fees) directly or indirectly resulting from, based upon or attributable to liabilities, debts or obligations of Seller that Buyer has not expressly assumed under this Agreement.

(b)           Indemnification by Buyer.  For a period of two (2) years from the Closing Date, Buyer and Buyer Parent agree to indemnify and hold Seller and Seller Parent harmless against and in respect of all actions, suits, demands, judgments, costs and expenses relating to any damage or deficiency resulting from any misrepresentations, breach of warranty, or nonfulfillment of any agreement on the part of Buyer, Buyer Parent or CBSEF under this Agreement, and agrees to indemnify, defend and hold Seller and Seller Parent harmless from any claims arising out of the Assets or Liabilities after the Closing Date.

(c)           Defense of Claim.  If any lawsuit or enforcement action is filed by a third party, written notice thereof shall be given to the indemnifying party as promptly as is practicable (and in any event within thirty (30) days after the service of the citation or summons).  After such notice, if the indemnifying party acknowledges in writing to the indemnified party that the indemnifying party shall be obligated under the terms of this Section 20 in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle all aspects of such defense, at the indemnifying party’s cost, risk and expense, provided that the indemnifying party and its counsel shall proceed with diligence and in good faith with respect thereto without conflict of interest in such defense between Seller and Buyer.  The indemnified party shall cooperate in all reasonable respects with the indemnifying party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost and with no right of indemnification with respect thereto, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  If the indemnifying party does not assume responsibility for defense of the third party action, then the indemnified party may proceed with the defense of the action.  If the indemnifying party has acknowledged to the indemnified party its obligations to indemnify hereunder, the indemnified party shall not settle such lawsuit or enforcement action without the prior written consent of the indemnifying party and, if the indemnifying party has not so acknowledged its obligation, the indemnified party shall not settle such lawsuit or enforcement action without ten (10) days’ prior written notice to the indemnifying party.

(d)           If either party disputes any claim for indemnification presented by written notice to the other party, as set forth in Section 20, then such dispute shall be submitted to binding arbitration under the rules of commercial arbitration of the American Arbitration Association, as modified herein.  The party seeking indemnification shall, by written notice to the other party given within thirty (30) days of notice from the other party of dispute of a claim for indemnification, appoint an arbitrator.  The other party, by written notice to Buyer within thirty (30) days thereafter, shall then appoint a second arbitrator.  When two arbitrators have been appointed, as set forth herein, the arbitrators shall agree, if possible, upon a third arbitrator who shall be appointed by written notice signed by both arbitrators, a copy of which shall be mailed to Sellers and Buyer within fifteen (15) days of such appointment.  In the event that fifteen (15) days elapse after the appointment of the second arbitrator without notice of an appointment of a third arbitrator, then either party, or both, may in writing request a Judge of the Southern District Court of Ohio to appoint a third arbitrator.  The arbitrators shall follow the rules of law, the Federal Rules of Evidence, and allow parties to conduct discovery pursuant to the Federal Rules of Civil Procedure for a period not to exceed sixty (60) days.  After receiving evidence and hearing witnesses, if any, the arbitrators shall render a decision determining the amount (if any) of the claim accompanied by findings of fact and a statement of the reason for the decision.  The decision of the majority of the arbitrators shall be conclusive and binding upon the parties and may be enforced in any court having jurisdiction thereof.  The costs and expenses of the arbitration shall be borne equally by the parties, but each side shall bear the expense of its own legal counsel.

(e)           Notwithstanding the foregoing, there shall be no liability for Seller and Seller Parent or Buyer and Buyer Parent under this Section 20, unless the amount of damages incurred by an indemnified party exceeds One Hundred Thousand Dollars ($100,000.00) in the aggregate (the “Deductible Amount”).  The Deductible Amount is recoverable along with all other amounts for damages by an indemnified party.  An indemnifying parties’ liability to an indemnified party under this Section 20 shall be limited to the aggregate amount of the Premium (the “Indemnification Cap”).  Notwithstanding the foregoing under this Section 20(e), no Deductible Amount will be required to be met and there will be no Indemnification Cap for any claims or damages related to (i) material breaches of representations and warranties of Seller and Seller Parent or Buyer and Buyer Parent that such party had actual knowledge of at any time prior to the Closing, (ii) intentional breach of a covenant, obligation or agreement or (iii) fraud or willful misconduct.

21.          Taxes.  Seller shall be solely responsible for all of Seller’s federal, foreign, state and local income, sales, use, excise and other taxes applicable to its business and to the Assets and all taxes resulting or arising from its payroll.  Any filing, recordation, or similar taxes, which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated hereby, shall be shared evenly by Seller and Buyer.  Notwithstanding the foregoing, (a) general real estate taxes and installments of special assessments due and payable with respect to the Branches in the calendar year 2007 and all prior years will be paid by Seller, (b) general real estate taxes and installments of special assessments due and payable in the calendar year 2008 shall be pro-rated between Seller and Buyer as of the Closing Date, and (c) Buyer shall assume liability for and pay all real estate taxes and installments of special assessments due and payable in all calendar years after 2008.  For purposes of this Section 21, real estate taxes and installments of special assessments shall be deemed to be “due and payable” in the last calendar year in which such payment can be made without incurring interest or penalties for late payment.

22.          No Partnership or Joint Venture.  No activity of Buyer after the Closing shall state or imply that Seller is in any way involved as a partner, joint venturer or otherwise in the business of Buyer.

23.          Further Assurances.  From time to time, Buyer or Seller, as the case may be, shall cause to be executed and delivered to the other party all such other instruments and shall take or cause to be taken such further or other action as may reasonably and in good faith be deemed by the other party to be necessary or desirable in order to further assure the performance by Buyer or Seller, as the case may be, of any of their respective obligations under this Agreement.

24.          Amendment.  The terms, provisions, and conditions of this Agreement may not be changed, modified or amended in any manner except in a writing executed by the parties.

25.          Termination of Agreement.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time before the Closing as follows:

(a)           By mutual written consent of Seller and Buyer;

(b)           By either Seller or Buyer upon written notice thereof to the other party if any litigation or governmental proceedings arising out of, related to, or based on this Agreement or the purchase and sale contemplated hereby shall have been instituted against Buyer or Seller (where the determination of liability against such party would have a Material Adverse Effect or have a material adverse effect on the ability of such party to consummate the transactions contemplated by this Agreement); or

(c)           By Buyer if (i) at the time of such termination any of the representations and warranties of Seller or Seller Parent contained in this Agreement shall not be true and correct in all material respects, or (ii) there shall have been any material breach of any covenant, agreement, or obligation of Seller or Seller Parent hereunder, and, in the case of (i) or (ii) such breach or failure shall not have been remedied by Seller or Seller Parent within thirty (30) days after receipt of notice in writing from Buyer specifying the nature of such breach or failure and requesting that it be remedied; or

(d)           By Seller if (i) at the time of such termination any of the representations and warranties of Buyer, Buyer Parent or CBSEF contained in this Agreement shall not be true and correct, or (ii) there shall have been any material breach of any covenant, agreement, or obligation of Buyer, Buyer Parent or CBSEF hereunder, and, in the case of (i) or (ii) such breach or failure shall not have been remedied by Buyer, Buyer Parent and CBSEF within thirty (30) days after receipt of notice in writing from Seller specifying the nature of such breach or failure and requesting that it be remedied; or

(e)           Without limiting the generality of (c) above, Seller has failed to cure or commenced to cure to Buyer’s reasonable satisfaction any Objections within the 20-day period in accordance with Section 9(i); or

(f)            By either Seller or Buyer if the Closing does not occur on or before December 31, 2008, unless the parties determine in good faith that it would be reasonable to extend such date for an additional period.  A party shall not be entitled to terminate this Agreement pursuant to this subsection if the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants or agreements of such party set forth herein; or

(g)           (i) By Buyer or Seller immediately upon receipt of notice that any regulatory approval required or contemplated by this Agreement has been denied by a final order or (ii) by Buyer if Buyer has been requested to withdraw any regulatory application that is required for the transactions contemplated hereby to be consummated; provided, however, that Buyer shall have no right to terminate this Agreement pursuant to this Section 25(g)(ii) if such request for withdrawal is due to Buyer’s or CBSEF’s failure to perform the covenants and agreements of Buyer and CBSEF set forth herein or in connection with the Reorganization; or

(h)           By either Buyer or Seller if any approval of the stockholders of Seller Parent required for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof; provided, however, that if Seller is the terminating party, it will not be in material breach of Section 14(a)-(e) hereof; or

(i)            At any time prior to the Seller Parent stockholder meeting, by Seller or Buyer upon any of the transactions contemplated in Section 39 hereof.

26.          Responsibilities Upon Termination.  Upon termination of this Agreement, each party shall bear its own costs and expenses, and none of the parties hereto shall have any liability or further obligation hereunder to any other party, except (i) for Sections 37 and 39, and (ii) where such termination results from a material breach of this Agreement.

27.          Entire Agreement.  This Agreement, including all exhibits, schedules, and annexes hereof, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral between the parties with respect to the subject matter hereof.

28.          Notices.  All notices, requests, demands or other communications hereunder shall be in writing and shall be given by facsimile or by registered or certified mail return receipt requested to the other party as follows:

if to the Buyer:	Personal & Confidential
CenterBank
Attn: Stewart Greenlee
744 State Route 28
Milford, OH 45150

with a copy to:	Lindquist & Vennum P.L.L.P.
Attn: Scott A. Coleman, Esq.
4200 IDS Center
80 South 8th Street
Minneapolis, MN 55402

if to CBSEF:	Community Bank Strategic Equity Fund, LLC
c/o W2 Freedom, LLC
Attn: Neal Arnold
1290 Ford Parkway
St. Paul, MN 55116

with a copy to:	Lindquist & Vennum P.L.L.P.
Attn: Scott A. Coleman, Esq.
4200 IDS Center
80 South 8th Street
Minneapolis, MN 55402

if to the Seller:	Personal & Confidential
Jerry D. Williams, President and CEO
Peoples Community Bank
6100 West Chester Road
P.O. Box 1130
West Chester, Ohio 45071-1130

with a copy to:	Patton Boggs LLP
Attn: Kevin M. Houlihan
2550 M. Street, NW
Washington, D.C. 20037

or to such other address or to such other person any party may designate in a writing given to the other party as provided herein.

29.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

30.          Descriptive Headings.  The descriptive headings in this Agreement are inserted for convenience and reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

31.          Parties in Interest.  This Agreement shall be binding upon and will inure solely to the benefit of the parties hereto (including Buyer Parent after entering into the Agreement), their successors and assigns.  Nothing in this Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any Person (other than the parties hereto and their successors and permitted assigns) any rights or remedies under or by reason of this Agreement or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

32.          Expenses and Brokers.  Except as otherwise expressly provided for herein, the parties hereto agree that each shall pay its respective costs and expenses of performance of and compliance with the covenants, conditions, and agreements to be performed or complied with by it hereunder.  Buyer and Seller will each be responsible for their respective data processing conversion and deconversion charges, if any, that may be assessed by their respective data processing vendors.  Except as set forth on Schedule 24, Buyer and Seller hereby warrant and represent to each other that all negotiations regarding this Agreement and the transactions contemplated hereby have been carried on without the intervention of any broker, finder or other third Person (other than their respective attorneys and accountants) and no such person or entity has or will have any valid claim against any of the parties for a brokerage commission or other like payment.

33.          Specific Performance.  The parties agree that irreparable damage would occur in the event that provisions contained in this Agreement are not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the parties are entitled at law or in equity or under this Agreement.

34.          Assignability.  None of Buyer, CBSEF, Buyer Parent, when formed, Seller and Seller Parent may assign any of their rights, liabilities or obligations under the Agreement without the prior written consent of the other parties hereto.

35.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  If Buyer and Seller so elect, this Agreement shall be deemed to be executed at such time as all parties exchange duly executed signature pages via facsimile or other electronic transmission, provided that each party shall thereafter mail to the other party an original of this Agreement bearing such party’s signature.

36.          Press Releases.  Seller or Buyer, as the case may be, shall approve (which approval shall not be unreasonably withheld or delayed), in writing prior to the issuance, the form and substance of any press release relating to any matters relating to this Agreement issued by the other.  Notwithstanding the preceding sentence, nothing contained herein shall restrict or prohibit Buyer or Seller or any of their Affiliates from issuance of press releases or the filing of any information that, based on the advice of counsel, are required by applicable law or regulation and limited to information necessary for compliance with the same or restrict or prohibit Seller from advertising in the trade area of the Branches.

37.          Confidentiality.  All information disclosed or furnished by one party to another, whether orally or in writing, in connection with this Agreement and CBSEF and Buyer’s due diligence examination of Seller and Seller Parent shall be deemed to be proprietary and confidential information of the disclosing party.  The receiving party agrees not to disclose such information to any third party other than its representatives or employees or, as necessary, to applicable regulatory agencies, to any shareholder holding at least 5% of the equity interests of such party, as required by applicable law or regulation, pursuant to a confidentiality agreement to a potential investor in Buyer Parent, or as otherwise contemplated in this Agreement or the Exhibits and Schedules hereto, provided however Buyer and CBSEF shall be solely responsible for any such person’s compliance with the confidentiality obligations set forth herein.  Regardless of whether Closing occurs hereunder, each party agrees that it shall not use, and shall cause its Affiliates not to use the proprietary or confidential information of the other party for the purpose of soliciting customers or business of the other party.

38.          Exclusive Dealing.

(a)           During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, neither Seller, Seller Parent, nor any of their Affiliates shall take any action to, directly or indirectly, encourage or initiate discussions or negotiations with, or provide any non-public information to, any Person other than Buyer and its Affiliates and representatives concerning the sale of the Assets and assignment of the Liabilities other than the transactions contemplated hereby.

(b)           Notwithstanding the foregoing, Seller Parent or Seller, as the case may be, may engage in discussions or negotiations with, or provide non-public information to, any person who has proposed a transaction for the merger, acquisition, stock or asset purchase or other similar business combination transaction of either Seller Parent or Seller, provided the board of directors of Seller Parent or Seller, as the case may be, has received from such Person an executed confidentiality agreement and determined in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the fiduciary duties under applicable law of the board of directors of the Seller Parent or Seller.  Seller and Seller Parent will promptly communicate to Buyer the terms of any proposal or inquiry that they or any of their Affiliates or representatives may receive in respect of any such transaction other than the transactions contemplated hereby, or of any such negotiations or discussions being sought to be initiated with Seller, Seller Parent or any of their Affiliates or representatives and the identity of such third party initiating any such proposal, inquiry, discussion or negotiation.

39.          Breakup Fee.  Seller Parent and Seller shall pay Buyer a breakup fee of $500,000, plus actual documented transaction costs and expenses incurred by Buyer, in the event that (a) Seller or Seller Parent breaches the covenants set forth in Section 38(a) hereof, or (b) this Agreement is terminated as a result of the failure of Seller Parent to obtain shareholder approval pursuant to Section 14 of this Agreement and Seller subsequently sells substantially all of its assets and transfers all of its deposit liabilities to a third party or Seller Parent is acquired by purchase, merger or consolidation within twelve (12) months after the termination of this Agreement.  In the event that all conditions precedent to Buyer’s obligations in Section 9 hereof have been satisfied and Buyer refuses to close on the transactions contemplated herein, Buyer, Buyer Parent and CBSEF will pay Seller a breakup fee of $500,000.  Seller Parent and Seller shall pay Buyer a breakup fee of $3,000,000, plus actual documented transaction costs and expenses incurred by Buyer, in the event that, pursuant to Section 38(b), Seller subsequently enters into another agreement to sell substantially all of its assets and transfer all of its deposit liabilities to a third party or Seller Parent enters into an agreement with a third party concerning the acquisition of Seller Parent through a purchase, merger or consolidation. Upon any of the events above, the payment of the amounts in this Section 39 shall be the sole remedy available to such party for termination of this Agreement.

**SIGNATURE PAGE FOLLOWS**

The parties have caused this Agreement to be executed on their behalf by duly authorized officers.

CENTERBANK

By:	/s/ STEWART M. GREENLEE
Name:	Stewart M. Greenlee
Title:	CEO

COMMUNITY BANK STRATEGIC
EQUITY FUND, LLC

By:	/s/ BRUCE C. BENNETT
Name:	Bruce C. Bennett
Title:	President & Co-Founder

PEOPLES COMMUNITY BANK

By:	/s/ JERRY D. WILLIAMS
Name:	Jerry D. Williams
Title:	President

PEOPLES COMMUNITY BANCORP, INC.

By:	/s/ JERRY D. WILLIAMS
Name:	Jerry D. Williams
Title:	President

SIGNATURE PAGE TO PURCHASE AND ASSUMPTION AGREEMENT

The undersigned party has caused this Agreement to be executed on its behalf by duly authorized officers.

PCB ACQUISITION CORPORATION

By:
Name:
Title:

SIGNATURE PAGE TO PURCHASE AND ASSUMPTION AGREEMENT

List of Exhibits and Schedules

Annex I:	Definitions

Exhibit A:	Form of Draft Closing Statement

Exhibit B:	Form of Escrow Agreement

Exhibit C:	Form of Pledge Agreement

Exhibit D:	Form of Participation Agreement

Exhibit E:	Form of Noncompetition Agreement

Exhibit F:	Form of Supplemental Indenture

Exhibit G:	Form of Servicing Agreement

Exhibit H:	Form of Assignment and Assumption Agreement

Exhibit I:	Form of Lease Agreement

Exhibit J:	Intentionally Omitted

Exhibit K:	Form of Stock Exchange Agreement

Exhibit L:	Form of Voting or Support Agreement

Schedule 1:	Branches/Premises

Schedule 2:	Personal Property

Schedule 3:	Prepaid Expenses

Schedule 4(a)(i):	Consumer Loans

Schedule 4(a)(ii):	Additional Consumer Loans

Schedule 4(b):	Commercial Loans

Schedule 4(c):	Excepted Loans

Schedule 5(a)(i):	Consumer Loans Subject to Repurchase Obligation

Schedule 5(a)(ii):	Additional Consumer Loans Subject to Repurchase Obligation

Schedule 5(b):	Pledged Commercial Loans

Schedule 5(c):	Participated Commercial Loans

Schedule 6:	Securities

Schedule 7:	Transferred IP

Schedule 8:	Miscellaneous Assets

Schedule 9:	Deposit Liabilities

Schedule 10:	FHLB Advances

Schedule 11:	Accounts Payable on Account of Assets

Schedule 12:	Assumed Contracts

Schedule 13:	Intentionally Omitted

Schedule 14:	Trust Preferred Obligations

Schedule 15:	Intentionally Omitted

Schedule 16:	Encumbrances

Schedule 17:	Loan Commitments or Modifications

Schedule 18:	Litigation

Schedule 19:	Cease and Desist Orders

Schedule 20:	Employment or Noncompete Agreements

Schedule 21:	Buyer’s Regulatory Approvals

Schedule 22:	Bonuses

Schedule 23:	Transitional Matters

Schedule 24:	Brokers

Schedule 25:	Environmental Matters

Schedule 26:	Defined Benefit Plan Obligations

Schedule 27:	Loans Sale

Schedule 28:	Loss or Potential Loss

Schedule 29:	Seller’s Regulatory Approvals

Schedule 30:	Additional Consumer Loans

ANNEX I

Definitions

“Accountants” has the meaning set forth in Section 10(b)(1).

“Accounts Payable on Account of Assets” has the meaning set forth in Section 2(c).

“Accrued Interest” shall mean, as of any date, with respect to (a) the Deposit Liabilities, the interest, dividends, fees, costs and other charges that have been accrued but not paid, credited, or charged to the Deposit Liabilities, all as set forth in Seller’s general ledger; (b) in the case of the Loans, the interest fees, costs and other charges that have been accrued, but not collected on the Loans; and, in the case of the loans under the Participation Agreement, the interest that has been accrued but not paid thereon.

“Additional Consumer Loans” has the meaning set forth in Section 1(e).

“Adjusted Payment Amount” has the meaning set forth in Section 3(b)(2).

“Affiliate” means any Person or entity that controls Seller, is controlled by Seller or is under common control with Seller.

“Affiliated Person” has the meaning set forth in Section 13(k).

“Agreement” has the meaning set forth in the recitals hereto.

“Applicable Environmental Laws” shall mean any applicable federal, state or local law, rule or regulation, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601, et seq.; the Resource Conservation and Recovery Act, as amended 42 U.S.C. §§6901, et seq.; the Clean Water Act, 33 U.S.C. §§1251, et seq.; the Hazardous Materials Transportation Act, as amended, 40 U.S.C. § 1801, et seq., as amended; and the federal Clean Air Act, 42 U.S.C. § 7401 et seq., as amended.

“Assets” has the meaning set forth in Section 1.

“Assignment and Assumption Agreement” has the meaning set forth in Section 7(a)(14).

“Branches” has the meaning set forth in the recitals.

“Business Day” shall mean any day that the Federal Reserve Bank of Cleveland is open.

“Buyer” has the meaning set forth in the preamble.

“Buyer Parent” has the meaning set forth in the recitals.

“CBSEF” has the meaning set forth in the preamble.

“Cease and Desist Order” means that certain Order to Cease and Desist issued by the OTS to Seller on April 2, 2008.

“Classified” has the meaning set forth in Section 10(l).

“Closing” has the meaning set forth in Section 6.

“Closing Date” has the meaning set forth in Section 6.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and of any similar state law.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Loans” has the meaning set forth in Section 1(e).

“Conditions Precedent” means the conditions that must be satisfied by Buyer before Seller is obligated to close under this Agreement pursuant to Section 8, and the conditions that must be satisfied by Seller before Buyer is obligated to close under this Agreement pursuant to Section 9.

“Consumer Loans” has the meaning set forth in Section 1(e).

“Deposit Liabilities” or “Deposit Liability” shall mean all of Seller’s obligations and liabilities relating to (a) Seller’s deposit accounts, which are listed on Schedule 9, and (b) deposit accounts which are opened on behalf of a customer between the date indicated on Schedule 9 and the close of business on the Closing Date, in the case of each of clauses (a) and (b), together with Accrued Interest thereon, all as exists at the close of business on the Closing Date.

“Disputed Amount” has the meaning set forth in Section 3(b)(3)(C).

“Disputed Items” has the meaning set forth in Section 3(b)(3)(A).

“Draft Closing Statement” has the meaning set forth in Section 3(b)(1).

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any similar plan or program providing health or welfare benefits, deferred compensation, equity compensation, profit sharing or any other benefits.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Seller or Seller Parent for purposes of Section 414 of the Code, or Section 4001(a)(14) or 4001(b) of ERISA.

“Escrow Account” has the meaning set forth in Section 5(b).

“Escrow Agent” means a financial institution mutually acceptable to Buyer and Seller.

“Escrow Agreement” has the meaning set forth in Section 5(b).

“Estimated Purchase Price” shall mean the estimate of the Purchase Price set forth on the Draft Closing Statement.

“Excepted Loans” has the meaning set forth in Section 1(e).

“Exchange Act” means the Securities Exchange Act of 1934.

“FHLB Advances” has the meaning set forth in Section 2(b).

“Final Allocation Determination” has the meaning set forth in Section 3(c)(2).

“Final Closing Statement” has the meaning set forth in Section 3(b)(2).

“Firm” has the meaning set forth in Section 3(b)(3)(C).

“Firm Determination” has the meaning set forth in Section 3(b)(3)(C).

“Firm Expenses” has the meaning set forth in Section 3(b)(3)(C).

“Forbearance Agreement” shall mean that certain Forbearance Agreement, dated as of July 24, 2008, by and between Seller Parent and Intergra Bank, N.A., as such agreement may be amended or modified from time to time.

“GAAP” means generally accepted accounting principles in the United States, except as modified in accordance with the instructions promulgated by the Federal Financial Institutions Examination Council for the preparation of Consolidated Reports of Condition and Income.

“Governmental Entity” means any self-regulatory organization, administrative or regulatory agency, commission or authority.

“Hazardous Substance or Substances” means any hazardous or toxic substances, materials or wastes, including, but not limited to those substances, materials, and wastes listed in the United States Department of Transportation’s Hazardous Materials Table (49 CFR Part 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes which are or become regulated under any applicable local, state, or federal law.  Hazardous Substances shall include, but not be limited to: (i) oil, including but not limited to, petroleum, fuel oil, sludge, oil refuse, and oil mixed with wastes; (ii) asbestos; (iii) polychlorinated biphenyls (PCBs); (iv) substances designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1321 or pursuant to Section 307 of the Clean Water Act, 33 U.S.C. § 1317; (v) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. §6903, as amended; (vi) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (vii) included as a hazardous material, substance or related material in the Hazardous Materials Transportation Act, as amended, 40 U.S.C. § 1801, et seq., as amended; or (viii) listed as a hazardous air pollutant pursuant to the federal Clean Air Act, 42 U.S.C. § 7401 et seq., as amended.

“Hired Employee” has the meaning set forth in Section 17(e).

“Injunction” has the meaning set forth in Section 8(c).

“Intellectual Property” means intellectual property and proprietary information, in any and all media, including digital, and in any jurisdiction, including all (a) patents and patent applications (including all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof) and patent disclosures, inventions, discoveries, ideas and improvements (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, Internet domain names, uniform resource locators (URLs), logos, slogans, certification marks relating to the Assets and Liabilities; (c) copyrightable works of authorship, including all statutory and common law copyrights associated therewith; (d) all registrations, applications, extensions, modifications and renewals for any of the items listed in clauses (b) and (c); (e) trade secrets, product plans, technology and know-how; (f) websites; (g) computer and software programs, including operating systems, applications, routines, interfaces, and algorithms, whether in source code or object code; and (h) manuals, user and technical documentation, data, databases, flow charts and developers’ notes.

“IRA” means an “individual retirement account” or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 of the Code. An IRA shall be a Deposit Liability.

“IT Systems” means all computer systems, programs, networks, software and hardware used to process, store, maintain and operate data, information and functions used in connection with the Liabilities and Assets.

“Liabilities” has the meaning set forth in Section 2.

“Lien” shall mean any lien, easement, restriction, pledge, charge, encumbrance, security interest, mortgage, deed of trust, lease, option or other adverse claim of any kind or description.

“Loan Documents” has the meaning set forth in Section 10(l).

“Loan Files” has the meaning set forth in Section 10(l).

“Loans” has the meaning set forth in Section 1(e).

“Material Adverse Effect” shall mean any circumstance, change in or effect on the Assets or the Liabilities that is materially adverse to the Assets and the Liabilities, taken as a whole.

“Net Book Value” shall mean the carrying value of each of the Assets as reflected on the books of Seller in accordance with GAAP and pursuant to the accounting policies and practices of the Seller as of June 30, 2008.

“Notice of Allocation Disagreement” has the meaning set forth in Section 3(c)(2)(A).

“Notice of Disagreement” has the meaning set forth in Section 3(b)(3)(A).

“Objections” has the meaning set forth in Section 9(i).

“OTS” means the U.S. Office of Thrift Supervision.

“Participation Agreement” has the meaning set forth in Section 5(c).

“Permitted Liens” shall mean (a) Liens for taxes, assessments, governmental charges or levies not yet due and payable, which are not material to the overall value of any such Asset, (b) Liens resulting from a filing by a lessor as a precautionary filing for a lease, (c) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which are not material to the overall value of any such Assets, and (d) any other Liens affecting the Assets which do not impede the ownership, operation or value of such Assets in any material respect, and (e) any other lien of record as of the date of this Agreement that is not objected to by the Buyer within 60 days after the date of this Agreement after all liens of record have been disclosed to Buyer and certified by Seller.

“Permitted Loan” means any of the following: (i) an unsecured consumer loan not exceeding $25,000; (ii) a consumer loan not exceeding $50,000 secured by real or personal property other than a first priority mortgage on real property; (iii) a consumer loan not exceeding $250,000 secured by a first priority mortgage on real property; and (iv) a commercial loan not exceeding $500,000 secured by a first priority mortgage on real property.

“Person” shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, Government Entity or other entity.

“Personal Property” has the meaning set forth in Section 1(b).

“Premises” has the meaning set forth in Section 1(a).

“Premium” has the meaning set forth in Section 3(a)(8).

“Premium Ineligible Deposits” means those Deposit Liabilities which are brokered deposits, deposits of government units and other public entities, and secured investor custodial accounts.

“Prepaid Expense Payment” has the meaning set forth in Section 1(d).

“Prepaid Expenses” has the meaning set forth in Section 1(d).

“Servicing Agreement” has the meaning set forth in Section 17(i).

“Proposed Allocation Statement” has the meaning set forth in Section 3(c)(1).

“Proxy Statement” has the meaning set forth in Section 14(a).

“Purchase Price” has the meaning set forth in Section 3(a).

“Regulatory Agreement” has the meaning set forth in Section 10(q).

“Reorganization” has the meaning set forth in the recitals.

“Repurchase Obligation” has the meaning set forth in Section 5(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” has the meaning set forth in Section 1(f).

“Seller” has the meaning set forth in the preamble.

“Seller Disputed Items” has the meaning set forth in Section 3(c)(2)(A).

“Seller Parent” has the meaning set forth in the preamble.

“Supplemental Indenture” has the meaning set forth in Section 2(f).

“Teller Cash” has the meaning set forth in Section 1(c).

“Title Commitment” has the meaning set forth in Section 9(i).

“Transferred Intellectual Property Licenses” has the meaning set forth in Section 10(f).

“Transferred IP” has the meaning set forth in Section 1(g).

“Trust Preferred Obligations” has the meaning set forth in Section 2(f).

“Unresolved Allocation Changes” has the meaning set forth in Section 3(c)(2)(C).

“Unresolved Changes” has the meaning set forth in Section 3(b)(3)(C).

“Unresolved Consumer Loans” has the meaning set forth in Section 16(e).